SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

DEL MONTE FOODS COMPANY

One Market @ The Landmark
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 30, 2004

Dear Stockholder:

           You are invited to attend the Annual Meeting of Stockholders of Del Monte Foods Company, a Delaware corporation (the “Company”). The annual meeting will be held on Thursday, September 30, 2004 at 10:00 a.m. Pacific Time at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, California 94111 for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term;

2.	To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditors for its fiscal year ending May 1, 2005; and

3.	To conduct any other business properly brought before the annual meeting or any adjournments or postponements of the annual meeting.

           These items of business are more fully described in the Proxy Statement accompanying this Notice.

           YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE PROPOSALS OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

           The record date for the Annual Meeting of Stockholders is August 5, 2004. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

James Potter
General Counsel and Secretary

San Francisco, California
August 17, 2004

           You are invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder of your shares.

Page

Questions and Answers about this Proxy Material and Voting	1
Proposal 1 — Election of Directors	5
Nominees for Election for a Three-Year Term Expiring at the 2007 Annual Meeting	5
Directors Continuing in Office Until the 2005 Annual Meeting	6
Directors Continuing in Office Until the 2006 Annual Meeting	6
Director Not Continuing in Office After the 2004 Annual Meeting	7
Board Meetings and Committees	7
Compensation Committee Interlocks and Insider Participation	13
Compensation of Directors	13
Corporate Governance	14
Proposal 2 — Ratification of Appointment of Independent Auditors	17
Auditors’ Fees	17
Policies and Procedures Relating to Approval of Services by Auditors	18
Change in Independent Auditors	18
Ownership of Del Monte Foods Company Common Stock	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
Executive Officers	23
Compensation of Executive Officers	25
Summary Compensation Table	25
Option Grants in Fiscal Year 2004	28
Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-end Option Values	28
Employment and Other Arrangements	29
Plans and Policies	29
Employment Agreements	34
Certain Relationships and Related Transactions	36
Report of the Compensation Committee on Executive Compensation	38
Report of the Audit Committee	43
Performance Measurement Comparison	44
Stock Performance Graph	44
Householding of Proxy Materials	45
Other Matters	45
Statement of Policy and Procedures of the Audit Committee of the Board of Directors of Del Monte Foods Company regarding Pre-Approval of Engagements for Audit and Non-Audit Services	Annex A
Charter of the Audit Committee of the Board of Directors of Del Monte Foods Company	Annex B
 Statement of Policy and Procedures of the Nominating and Corporate Governance Committee of Del Monte Foods Company regarding Identifying, Evaluating and Recommending Nominees for Election to the Board of Directors
Annex C

DEL MONTE FOODS COMPANY

One Market @ The Landmark
San Francisco, California 94105

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

           We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Del Monte Foods Company (sometimes referred to as the “Company” or “Del Monte”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders and at any adjournment or postponement thereof. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

           The Company intends to mail this proxy statement and accompanying proxy card on or about August 18, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

           Only stockholders of record at the close of business on August 5, 2004 will be entitled to vote at the annual meeting. On this record date, there were 209,778,847 shares of common stock outstanding and entitled to vote.

           Stockholder of Record: Shares Registered in Your Name

           If on August 5, 2004 your shares were registered directly in your name with the Company’s transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

           Beneficial Owner: Shares Registered in the Name of a Broker or Bank

           If on August 5, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

           There are two matters scheduled for a vote:

•	Election of two Class I directors to hold office for a three-year term; and

•	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditors for its fiscal year ending May 1, 2005.

How do I vote?

           You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

           Stockholder of Record: Shares Registered in Your Name

           If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot during the meeting.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

           Beneficial Owner: Shares Registered in the Name of Broker or Bank

           If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Del Monte. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

           On each matter to be voted upon, you have one vote for each share of common stock you own as of August 5, 2004.

What if I return a proxy card but do not make specific choices?

           If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, and “For” the ratification of KPMG LLP, an independent registered public accounting firm, as independent auditors of Del Monte for its fiscal year ending May 1, 2005. The Company does not expect that any matters other than the election of directors and the proposals described herein will be brought before the annual meeting. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

           We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

           If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

           Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the annual meeting.

When are stockholder proposals due for next year’s annual meeting?

           To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 18, 2005, to Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. If you wish to submit a proposal for consideration at next year’s annual meeting that is not to be included in next year’s proxy materials or wish to nominate a candidate for election to the Board of Directors at next year’s annual meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the 2005 annual meeting or, if the 2005 annual meeting date has not been designated at least 105 days before the annual meeting, then no later than 15 days after the designation of the annual meeting date in accordance with the Company’s Bylaws. The Company currently anticipates that the 2005 Annual Meeting of Stockholders will be held on September 29, 2005 and accordingly such proposals or nominations would need to be received by the Corporate Secretary no later than July 1, 2005 and no earlier than June 1, 2005. Without limiting the Company’s ability to apply the advance notice provisions in the Company’s Bylaws with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting of stockholders, the Company’s management will have discretionary authority to vote all shares for which it has proxies using its best judgment with respect to any matter received after July 1, 2005, which may be in opposition to the matter.

           A submission by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws. If you would like a copy of Del Monte’s current Bylaws, please write to Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Del Monte’s current Bylaws may also be found on the Company’s web site at www.delmonte.com.

How are votes counted?

           Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, there are three directors whose term is ending at the 2004 Annual Meeting of Stockholders on September 30, 2004. However, there are only two nominees properly before the meeting. Accordingly, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, the ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditors of the Company for its fiscal year ending May 1, 2005 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

           A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and voting at the annual meeting. On the record date, there were 209,778,847 shares outstanding and entitled to vote. Thus, 104,889,424 shares must be represented by proxy or by stockholders present and voting at the annual meeting to have a quorum.

           Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

           Preliminary voting results will be announced at the annual meeting. Final voting results will be published in Del Monte’s Quarterly Report on Form 10-Q for the second quarter of its 2005 fiscal year.

PROPOSAL 1

ELECTION OF DIRECTORS

           Del Monte’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until such director’s successor is elected and qualified or until such director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.

           The Board of Directors presently has nine members. There are three directors in Class I, which is the class whose term of office expires in 2004. However, there are only two nominees for director this year and accordingly the proxies solicited hereby may not be voted for more than two persons. There are fewer nominees than Class I positions authorized because Mr. William S. Price III, one of the three current Class I directors, declined to stand for re-election and the Nominating and Corporate Governance Committee of the Board of Directors has not yet identified a new candidate to recommend to the stockholders in accordance with its Statement of Policies and Procedures for Identifying, Evaluating and Recommending Nominees for Election to the Board of Directors. Each of the nominees for election to this class is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Both nominees were appointed to the Board of Directors in December 2002 following Del Monte’s acquisition of certain businesses of H.J. Heinz and at that time were designees of H.J. Heinz approved by Del Monte pursuant to the terms of the acquisition. If elected at the annual meeting, each of these nominees would serve until the 2007 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. Mr. Price has informed the Board of Directors that he will resign immediately after the end of the 2004 Annual Meeting of Stockholders. The Company expects that the vacant seat on the Board of Directors following the 2004 Annual Meeting of Stockholders will be filled once an appropriate candidate has been identified and recommended by the Nominating and Corporate Governance Committee.

           At the time of the Company’s 2003 Annual Meeting of Stockholders, it was the Company’s policy to invite directors and nominees for director to attend the annual meeting. All but two of the Company’s directors attended the 2003 Annual Meeting of Stockholders, which was held in September 2003. In March 2004, the Board of Directors revised its Corporate Governance Guidelines to, among other things, clarify that directors are expected to attend annual meetings.

           The following is a brief biography of each nominee and each current director, including each director whose term will continue after the 2004 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

Joe L. Morgan

Mr. Morgan became a director of Del Monte in December 2002. Mr. Morgan has been a baseball broadcaster and analyst for ABC, NBC and ESPN since 1985. From 1987 to 1995, he was President and Chief Executive Officer of Joe Morgan Beverage Company. Mr. Morgan was an Owner-Operator of three Wendy’s franchises from 1985 to 1988. In 1963, Mr. Morgan began his professional baseball career which culminated in his election to the Baseball Hall of Fame in 1990, five years after his retirement as a player. Mr. Morgan is 60.

David R. Williams

Mr. Williams became a director of Del Monte in December 2002 and was Executive Vice President of H.J. Heinz Company from July 2002 to September 2002. Prior to such time, he was Heinz’s Executive Vice President and President and Chief Executive Officer-Heinz Europe, Middle East, Africa and India, from August 2000 to July 2002 and Executive Vice President-Asia from June 1996 to August 2000.

Mr. Williams, a former director of Heinz, retired from the Heinz Board of Directors in September 2002. Mr. Williams is 61.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Timothy G. Bruer

Mr. Bruer became a director of Del Monte in August 1997. In March 2004, Mr. Bruer became Chief Executive Officer of Shadewell Grove Foods, Inc., the successor company to Nonni’s Food Co., Inc., where he had served as Chief Executive Officer since December 1998. Mr. Bruer was President and Chief Executive Officer and a director of Silverado Foods, Inc. from April 1997 to December 1998. From 1992 until 1997, he was Vice President and General Manager of the Culinary Division of Nestle. He was a director of Authentic Specialty Foods, Inc. from May 1997 to September 1998. Mr. Bruer is 47.

Mary R. Henderson

Ms. Henderson became a director of Del Monte in December 2002. Ms. Henderson serves as an independent consultant to the consumer and packaged goods industries. She was Corporate Vice President, Global Core Business Development for Bestfoods, Inc. from 1999 until December 2000. Ms. Henderson previously served as President of Bestfoods Grocery from 1997 to 1999, and President of Bestfoods Specialty Markets from 1993 to 1997. She also serves as a director of The Shell Transport and Trading Co, p.l.c., AXA Financials, Inc. and Pactiv Corporation. Ms. Henderson is 54.

Gerald E. Johnston

Mr. Johnston became a director of Del Monte in December 2002. Mr. Johnston has served as President and Chief Operating Officer of The Clorox Company since January 1999 and became its Chief Executive Officer effective July 2003. He has been employed by The Clorox Company since 1981, previously serving as Group Vice President from 1996 to 1999, Vice President-Kingsford Products from 1993 to 1996 and Vice President, Corporate Development, from 1992 until 1993. Mr. Johnston is 57.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Samuel H. Armacost

Mr. Armacost became a director of Del Monte in December 2002. Mr. Armacost has served as Chairman of the Board of Directors of SRI International, formerly Stanford Research Institute, an independent technology development and consulting organization, since 1998. He was a Managing Director of Weiss, Peck & Greer LLC from 1990 until 1998 and Managing Director of Merrill Lynch Capital Markets from 1987 until 1990. He was President, Director and Chief Executive Officer of BankAmerica Corporation from 1981 until 1986. Mr. Armacost also serves as a director of ChevronTexaco Corp., Exponent, Inc., Callaway Golf Company and The James Irvine Foundation. Mr. Armacost is 65.

Terence D. Martin

Mr. Martin became a director of Del Monte in December 2002. Mr. Martin was Senior Vice President and Chief Financial Officer of the Quaker Oats Company from 1998 to 2001. From 1995 to 1998, he was Executive Vice President and Chief Financial Officer of General Signal Corporation. Mr. Martin was Chief Financial Officer and Member of the Executive Committee of American Cyanamid Company from 1991 to 1995, and served as Treasurer from 1988 to 1991. Mr. Martin is 61.

Richard G. Wolford

Mr. Wolford joined Del Monte as Chief Executive Officer and a director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors. Mr. Wolford is 59.

DIRECTOR NOT CONTINUING IN OFFICE AFTER THE 2004 ANNUAL MEETING

William S. Price III

Mr. Price became a director of Del Monte in August 1997. Mr. Price is a partner of Texas Pacific Group and helped found that company in 1992. Prior to forming Texas Pacific Group, he was Vice President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 he was employed by Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of Continental Airlines, Inc., Denbury Resources, Inc., Gemplus International and a number of private companies. Mr. Price is 48.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors of Del Monte Foods Company held four meetings during the fiscal year ended May 2, 2004. The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

           During the fiscal year ended May 2, 2004, each incumbent Board member except for Mr. Price attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

           The following table provides a summary of the membership of each of the standing committees of the Board of Directors during the fiscal year ended May 2, 2004:

Nominating and
Corporate
Name	Audit	Compensation	Governance

Samuel H. Armacost		Chair
Timothy G. Bruer	Member
Mary R. Henderson			Chair
Gerald E. Johnston			Member
Terence D. Martin	Chair	Member
Joe L. Morgan			Member
William S. Price, III			Member
David R. Williams	Member	Member
Richard G. Wolford

Audit Committee

           The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee generally oversees the disclosure controls and procedures and the internal controls and procedures established by the Company to provide full, fair, accurate, timely and understandable disclosure in its periodic reports and proxy statements. The Audit Committee also reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; reviews the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s

Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any other periodic financial disclosures prior to their release; discusses with management and the independent auditors the Company’s accounting principles, critical accounting estimates and other matters that could have a significant impact on the Company’s financial statements; discusses with management and the independent auditors the results of the annual audit as well as the Company’s annual and quarterly financial statements; and oversees the internal audit department. The Audit Committee is responsible for periodically reviewing and updating the Company’s Standards of Business Conduct as well as the Company’s performance relative to such Standards. Additionally, the Audit Committee has sole authority to grant waivers to directors and executive officers relating to the Company’s Standards of Business Conduct.

           The Audit Committee is also responsible for interacting directly with and evaluating the Company’s independent auditors. With respect to the independent auditors, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed audit or lawfully permitted non-audit services; and monitors the rotation of partners of the independent auditors on the Company engagement team as required by law. In connection with approving services by the Company’s independent auditors as required by Section 202 of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services that is attached as Annex A to these proxy materials. For additional information regarding the Audit Committee’s duties and responsibilities, please refer to the written Charter adopted by the Board of Directors that is attached as Annex B to these proxy materials. The Audit Committee’s Charter is also available on the Company’s web site at www.delmonte.com.

           Three directors currently comprise the Audit Committee: Messrs. Bruer, Martin, and Williams. Mr. Martin currently serves as the Chair of the Audit Committee. The Audit Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the meaning of the Company’s Corporate Governance Guidelines and the Audit Committee’s Charter.

           The Board of Directors examined the composition of the Audit Committee in light of applicable law and the NYSE audit committee rules set forth in the NYSE Listed Company Manual following the acquisition of certain businesses from H.J. Heinz Company, including Heinz’s U.S. and Canadian pet food and pet snacks, North American tuna, U.S. retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). The Acquired Businesses were acquired on December 20, 2002 upon the merger (the “Merger”) of Del Monte Corporation (a wholly-owned subsidiary of Del Monte Foods Company) into and with SKF Foods Inc. (previously, a wholly-owned subsidiary of H.J. Heinz Company), which transaction is discussed in greater detail in “Proposal 2 — Ratification of Appointment of Independent Auditors.” The current NYSE audit committee rules applicable to the Company generally require that no director who was employed by a predecessor of a listed company be permitted to serve on the audit committee until after three years following termination of his or her employment unless the board of directors of the listed company determines that the individual’s membership on the audit committee is in the best interests of the company and its stockholders. Mr. Williams was an Executive Vice President and a director of Heinz until his retirement in September 2002. He became a member of the Board of Directors of Del Monte after the Merger was completed in December 2002. Mr. Williams has never been an employee of Del Monte or any Del Monte affiliate, nor was Mr. Williams previously an employee of SKF Foods Inc. The Board of Directors thus determined that each of Messrs. Bruer, Martin, and Williams, constituting all of the members of the Audit Committee, were “independent” within the meaning of the NYSE audit committee rules, the Company’s Corporate Governance Guidelines, and the Audit Committee’s Charter. The NYSE, however, interpreted Heinz to be a predecessor corporation of Del Monte by virtue of the merger of SKF Foods Inc. and Del Monte Corporation, and noted that Mr. Williams was an employee of Heinz within three years of appointment to the Del Monte Audit Committee. As a result of the NYSE’s interpretation, the Board of Directors of Del Monte, as permitted by the NYSE’s rules, determined in its business judgment that Mr. Williams’ membership on the Audit Committee was in the best interests of Del Monte and its stockholders.

           Following the 2003 Annual Meeting of Stockholders, Messrs. Bruer, Martin, and Williams were again appointed to the Audit Committee. In connection with the appointment of Mr. Bruer and Mr. Martin, the Board of Directors determined that each meet the definition of “independent” within the meaning of Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards. In connection with the appointment of Mr. Williams, the Board of Directors of Del Monte, as permitted by Section 303.02(D) of the NYSE’s current rules, determined in its business judgment that Mr. Williams’ membership on the Audit Committee is in the best interests of Del Monte and its stockholders. In the opinion of the Del Monte Board of Directors, Mr. Williams has exercised and will exercise independent judgment and, because of his prior business experience and financial background, will materially assist the function of the Audit Committee. After the 2004 Annual Meeting of Stockholders, the NYSE’s new corporate governance listing standards will be applicable to the Company. Applying these new listing standards, the NYSE has informed the Company that Mr. Williams is not a “former employee” of Del Monte within the meaning of NYSE Rule 303A.02(b)(i). Accordingly, there is no relationship between Mr. Williams and Del Monte that would disqualify Mr. Williams from being considered independent by Del Monte’s Board of Directors upon application of the new listing standards. Based on the determinations of the Board of Directors as described below in “— Independence of The Board of Directors Following the 2004 Annual Meeting,” the Company anticipates that it will be in compliance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended, upon application thereof to the Company, which will be in conjunction with the application to the Company of the NYSE’s new corporate governance listing standards following the 2004 Annual Meeting of Stockholders.

           Each member of the Audit Committee is financially literate. Additionally, the Board of Directors has determined that Mr. Martin qualifies as an “audit committee financial expert” as such term is defined in Item 401(h)(2) of the Securities and Exchange Commission’s Regulation S-K and is “independent” within the meaning of Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards, as set forth under Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board made a qualitative assessment of Mr. Martin’s level of knowledge and experience based on a number of factors, including his experience as a corporate financial officer. The members of our Audit Committee do not currently serve on the audit committee of any other public company; accordingly, each member complies with the Company’s Corporate Governance Guidelines which restrict Audit Committee members from simultaneously serving on the audit committees of more than three public companies (including the Company), without a specific Board determination that such simultaneous service will not impair the ability of such member to serve on the Audit Committee.

           The Audit Committee met nine times and acted by unanimous written consent three times during the fiscal year ended May 2, 2004. Additionally, pursuant to authority delegated to him by the Audit Committee, Mr. Martin acted by written consent three times in order to approve certain services to be provided by KPMG LLP, the Company’s independent auditors. For additional information regarding the activities of the Audit Committee during fiscal 2004, please see the “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

           The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. In this regard, the Compensation Committee reviews and approves the philosophy for compensation of the Company’s executives and other employees; establishes compensation plans and programs for senior executives and other employees; reviews the adequacy of such plans and programs; administers the Company’s incentive and equity-based plans and programs; reviews and evaluates the performance of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and named executive officers; and reviews and monitors management development and succession plans. The

Company also has a Non-Officer Stock Option Committee that may award stock options to employees who are not executive officers.

           Three directors currently comprise the Compensation Committee: Messrs. Armacost, Martin and Williams. Mr. Armacost currently serves as the Chair of the Compensation Committee. The Compensation Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s Corporate Governance Guidelines and the Compensation Committee’s Charter, the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

           The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee’s Charter is available on the Company’s web site at www.delmonte.com. The Compensation Committee met four times and acted by unanimous written consent one time during the fiscal year ended May 2, 2004. For additional information regarding the activities of the Compensation Committee during fiscal 2004, please see the “Report of the Compensation Committee of the Board of Directors.”

Nominating and Corporate Governance Committee

           The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the performance of the Board of Directors and its committees and developing the Company’s policies relating to corporate governance. In this regard, the Nominating and Corporate Governance Committee considers and recommends Board size and composition, taking into account important competencies; oversees the annual evaluation of the Board of Directors and its standing committees; evaluates and recommends to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders; evaluates and recommends those directors to be appointed to the various standing Board committees; recommends the responsibilities of these committees; and periodically reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines. For a discussion of the Nominating and Corporate Governance Committee’s processes and criteria used in evaluating and recommending to the Board of Directors the slate of nominees for directors to be elected by the Company’s stockholders, please see “— Corporate Governance — Nomination Process.”

           Four directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Johnston, Morgan and Price and Ms. Henderson. Ms. Henderson currently serves as the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists entirely of directors who were determined by the Board of Directors to meet the definition of “independent” within the Company’s then-applicable Corporate Governance Guidelines and the Nominating and Corporate Governance Committee’s Charter. The new NYSE corporate governance listing standards that will be applicable to the Company following the 2004 Annual Meeting of Stockholders impose a requirement that the members of the Nominating and Corporate Governance Committee be independent. The only member of the Nominating and Corporate Governance Committee who was not found by the Board of Directors to be independent under these new NYSE listing standards is Mr. Price, who will not be serving as a director after the annual meeting.

           The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Nominating and Corporate Governance Committee’s Charter is available on the Company’s web site at www.delmonte.com. The Nominating and Corporate Governance Committee met four times during the fiscal year ended May 2, 2004.

Independence Under Del Monte’s Corporate Governance Guidelines for Purposes of Fiscal 2004

           Under the Company’s Corporate Governance Guidelines, a director is currently considered “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Del Monte (directly or as a partner, stockholder or officer of an organization that has a relationship with Del Monte). The Board of Directors has established the following guidelines to assist its determination of independence:

•	At least five years have elapsed since the director was employed by Del Monte or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte.

•	At least five years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-officer capacity not involving Del Monte’s business).

•	At least five years have elapsed since the director or someone in her or his immediate family was employed as an executive with another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

•	At least five years have elapsed since the director has had a personal services or consulting contract with Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del Monte.

•	The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a partner, stockholder or officer of another company, own or control more than five percent of Del Monte’s common stock.

•	Neither the director nor any of his or her immediate family members will receive any payment (including political contributions) from Del Monte, other than for service as a member of the Board of Directors or of a committee of the Board of Directors, exceeding $60,000 during the current year.

•	The director is not a partner in, or a controlling stockholder or executive officer of, any for profit or not-for-profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) that exceed the greater of, five percent of Del Monte’s or the organization’s consolidated gross revenues or $200,000, in the current year or in any of the past three years.

•	The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a party and involving an amount exceeding $60,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a).

•	The director is not an executive officer or holder of more than 10% of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(b) unless the Board of Directors determines that such holdings and relationship do not impair the directors’ independence.

           When evaluating a director’s independence, the Board of Directors used the guidelines above but also took into account the committee for which the director was being considered. A director considered sufficiently independent to serve on a particular committee, such as the Nominating and Corporate Governance Committee, may not have been considered sufficiently independent to serve on a different committee, such as the Audit Committee.

Independence of The Board of Directors Following the 2004 Annual Meeting

           Under the NYSE listing standards applicable to the Company following the 2004 Annual Meeting of Stockholders, a majority of the Company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.

           Following the 2004 Annual Meeting of Stockholders, upon the effectiveness of the NYSE’s new corporate governance listing standards to the Company, the Board of Directors will use the following guidelines (as opposed to the guidelines outlined above) to assist its determination of independence:

•	At least three years have elapsed since the director was employed by Del Monte (including any subsidiary) or someone in such director’s immediate family was employed (except in a non-officer capacity) by Del Monte. Employment as an interim Chairperson or as an interim CEO will not disqualify a director from being considered independent following that employment.

•	At least three years have elapsed since the director was employed by, affiliated with, or received any non-fixed retirement benefits from, Del Monte’s present or former independent auditors, or someone in such director’s immediate family was employed or affiliated with Del Monte’s present or former independent auditors (except in a non-professional capacity not involving Del Monte’s business).

•	At least three years have elapsed since the director or someone in his or her immediate family was employed as an executive officer of another entity that concurrently has or had as a member of its compensation (or equivalent) committee any of Del Monte’s executive officers.

•	At least three years have elapsed since the director, or someone in his or her immediate family, has had a personal services or consulting contract with or otherwise received direct compensation from Del Monte, its chairperson, Chief Executive Officer or other executive officer, or any affiliate of Del Monte.

•	The director is not an affiliated person of Del Monte, which means he or she does not, either directly or indirectly as a partner, stockholder or officer of another company, own or control more than five percent of Del Monte’s common stock.

•	Neither the director nor any of his or her immediate family members will receive any payment (including political contributions) from Del Monte, other than for service as a member of the board or a committee of the board, exceeding $60,000 during the current year.

•	The director is not a partner in, or a controlling stockholder or executive officer of, and no member of the director’s immediate family is an executive officer of, any for profit or not-for-profit organization to which Del Monte made or from which Del Monte receives payments (other than those arising solely from investments in Del Monte’s securities) for property or services in an amount that exceeds the greater of, two percent (2%) of the organization’s consolidated gross revenues or $1,000,000, in the current fiscal year or in any of the past three years.

•	The director does not have a direct or indirect material interest in a transaction or series of transactions to which Del Monte or any of its subsidiaries is a party and involving an amount exceeding $60,000, which interest would have to be publicly disclosed under Regulation S-K Item 404(a).

•	The director is not an executive officer or holder of more than ten percent (10%) of the stock of an entity that has a business relationship with Del Monte that would have to be publicly disclosed under Regulation S-K Item 404(b) unless the Board determines that such holdings and relationship do not impair the director’s independence.

           In July 2004, the Board applied the foregoing standards and the new NYSE rules to the Company’s directors continuing in office until the 2005 and 2006 Annual Meetings of Stockholders as well as the two current nominees for director. Based upon the relevant transactions and relationships as of July 2004 between each such director or nominee, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively determined that each of

Messrs. Armacost, Bruer, Johnston, Martin, Morgan, and Williams, and Ms. Henderson were “independent” within the new Corporate Governance Guidelines as well as the new NYSE corporate governance listing standards applicable to the Company following the 2004 Annual Meeting of Stockholders.

           As required under the new NYSE listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Chairperson of the Nominating and Corporate Governance Committee will preside over these executive sessions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           As noted previously, the Compensation Committee of the Board of Directors is currently composed of Messrs. Armacost, Martin and Williams. There are no relationships involving the members of the Compensation Committee or the executive officers of Del Monte that are required to be disclosed under Item 402(j) of Regulation S-K.

COMPENSATION OF DIRECTORS

           Currently, our non-employee directors are compensated for their services pursuant to Del Monte’s Non-Employee Directors Compensation Plan, which was adopted in January 2003. All Del Monte directors other than Mr. Wolford are currently eligible under the plan. Each eligible director earns an annual retainer consisting of $35,000 cash, paid in quarterly installments, and $35,000 worth of Del Monte common stock, issued in quarterly installments under the Del Monte 2002 Stock Incentive Plan. The number of shares of Del Monte common stock to be issued for each installment is calculated by dividing the intended value of the stock to be issued by the average of the high and low prices of Del Monte’s common stock on the last trading day of the applicable quarter. In addition, each director earns $2,000 for each Board meeting attended and $1,500 for each committee meeting attended; however, the chair of the Audit Committee earns $4,500 for each such meeting and the chair of the Compensation Committee earns $3,000 for each such meeting.

           On January 22, 2003, the Board of Directors adopted the Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan, effective April 28, 2003. Non-employee directors may elect in advance to defer the receipt of 0%, 50% or 100% of either or both of the cash and stock components of their annual retainer. The deferred amounts are converted into deferred stock units and are distributed, upon termination of service on the Board of Directors, in the form of shares of Del Monte common stock and, at the participant’s election, either in a lump sum or in equal annual installments over not more than fifteen years. Non-employee directors were first able to make such elections with respect to their annual retainers for fiscal 2004. Shares distributed in this manner are issued under the 2002 Plan.

           In aggregate, directors earned $449,500 and 28,904 shares of Del Monte common stock for services in fiscal 2004. Of such amounts, $49,000 and 14,452 shares were deferred pursuant to the terms of the Del Monte Foods Company 2003 Non-Employee Director Deferred Compensation Plan and accordingly converted into 19,383 deferred stock units. Compensation earned by Mr. Price, excluding options, is paid to Texas Pacific Group Partners L.P. Mr. Price is an officer of Texas Pacific Group. Please see “Certain Relationships and Related Transactions” for a discussion of the relationship between Texas Pacific Group and Del Monte.

           Each non-employee director received an initial option to purchase 15,000 shares of Del Monte common stock upon adoption of Del Monte’s Non-Employee Directors Compensation Plan in fiscal 2003; non-employee directors who join the Board after adoption of the Non-Employee Directors Compensation Plan will receive an initial option grant to purchase 15,000 shares of Del Monte common stock upon joining the Board which vest in equal installments over a three-year period. In years subsequent to receiving the initial option grant, each non-employee director receives an annual option grant to purchase 5,000 shares which fully vests upon issuance. In general, the annual option grants are made approximately when annual option grants are made to eligible employees of the Company. Accordingly, on

September 12, 2003, concurrently with the issuance of annual option grants to employees of the Company, the non-employee directors were granted options to purchase an aggregate of 40,000 shares at an exercise price of $8.78 per share. These option grants have a ten year term and are granted under the Del Monte 2002 Stock Incentive Plan. Directors are expected to hold 100% of the “profit shares” attributable to the exercise of these options for one year after such exercise. For such purposes, “profit shares” are the option profit, net of taxes, expressed as a number of shares. Please see “Employment and Other Arrangements — Plans” for a description of the Del Monte 2002 Stock Incentive Plan.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

           The Board of Directors has adopted Corporate Governance Guidelines; the objective of the Corporate Governance Guidelines is to describe certain processes and procedures intended to provide reasonable assurance that directors, to whom the stockholders entrust the direction and success of the Company, act in the best interests of the Company and its stockholders. The Corporate Governance Guidelines address issues relating to the Board of Directors, such as membership, meetings and procedures, and duties and responsibilities, as well as issues relating to its committees, including charters, committee meetings, rotation, board oversight, and duties and responsibilities. The Corporate Governance Guidelines also address other matters, including share ownership by directors under the Non-Employee Director Ownership Guidelines. In general, under these Ownership Guidelines, non-employee directors are encouraged to own shares of common stock of the Company having a value, as described in the Ownership Guidelines, equal to the sum of the dollar amount of the stock component of the annual retainer payable to a non-employee director for the first three years of such non-employee director’s service on the Board. As described in “— Compensation of Directors” above, the current stock component of the annual retainer payable to a non-employee director is $35,000 worth of Del Monte common stock. The Corporate Governance Guidelines, the Non-Employee Director Ownership Guidelines and the Charters of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors of the Company are available on the Company’s website at www.delmonte.com. Printed copies of these materials are also available upon written request to the Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575.

Stockholder Communications with the Board of Directors

           The Company’s Board of Directors, including a majority of the Company’s independent directors, has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, or to the Board or the independent directors generally, in care of Del Monte Foods Company at P.O. Box 193575, San Francisco, California 94119-3575. If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, to the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee. Stockholders may also contact the Board of Directors, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee via telephone, electronic mail or the Web, as further described on the Company’s website at www.delmonte.com.

Code of Ethics

           The Company has adopted Standards of Business Conduct that apply to all officers, directors and employees. The Standards of Business Conduct encompass the Company’s “code of ethics” applicable to its Chief Executive Officer, principal financial officer, and principal accounting officer and controller. The Standards of Business Conduct are available on our website at www.delmonte.com, and the Company intends to make any required disclosures regarding any amendments of its Standards of Business Conduct or waivers granted to any of its directors or executive officers on its web site.

Nomination Process

           The Nominating and Corporate Governance Committee of the Board of Directors has adopted a Statement of Policy and Procedures regarding Identifying, Evaluating and Recommending Nominees for Election to the Board of Directors. This Statement, as currently in effect, is attached as Annex C hereto, and the following summary of the Company’s nomination process is qualified in its entirety by reference to the Statement. The Company also maintains the Statement on its website at www.delmonte.com. The Nominating and Corporate Governance Committee retains the right to modify the Statement, including the criteria for evaluating the qualifications of potential nominees for election to the Board of Directors as set forth therein, from time to time.

           The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. The current criteria used by the Nominating and Corporate Governance Committee in evaluating the qualifications of potential nominees for election to the Board of Directors are whether the nominee:

•	recognizes and understands the role of a director;

•	demonstrates judgment, knowledge and competency;

•	manifests confidence and the willingness to be an active participant of the Board and its committees;

•	fosters, or can be expected to foster, communication within the Board and with Company management;

•	has the ability and time to fulfill legal and fiduciary responsibilities, demonstrates no conflicts of interest, and satisfies applicable requirements for “independence;”

•	makes, or can be expected to make, individual expertise available to the Board and CEO;

•	understands, or demonstrates an ability to understand, the Company’s philosophy, strategy, short- and long-term goals and objectives, business and competitors; and

•	maintains standing and reputation in the business, professional and social communities.

           Candidates for director nominees are reviewed in the context of the current composition of the Board. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, participation in and contributions to the deliberations of the Board and its committees, and the benefits of continuity among Board members.

           Based on the foregoing process, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate Mr. Morgan and Mr. Williams, both current directors, for election to the Board of Directors at the 2004 Annual Meeting of Stockholders. Both nominees were appointed to the Board of Directors in December 2002 following Del Monte’s acquisition of certain businesses of H.J. Heinz and at that time were designees of H.J. Heinz approved by Del Monte pursuant to the terms of the acquisition. Although the Committee is committed to developing and maintaining an informal list of potential nominees who may be developed fully should the need arise and who may serve as a “benchmark” against whom incumbent directors seeking re-nomination and stockholder-proposed candidates may be compared, to date the Committee has not identified a suitable candidate for the directorship being vacated by Mr. Price. The Committee intends to develop a “job description” for such candidate, focusing on its general qualification criteria as well as any needed skills or perspectives identified by the Committee in its most recent annual evaluation of the effectiveness of the Board of Directors and its committees. The Nominating and Corporate Governance Committee intends to engage a third-party executive search firm to assist it in initially identifying candidates that meet the criteria set forth in the “job description.” To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist it in the process of identifying or evaluating director candidates.

           The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in addition to director candidates nominated by a stockholder in accordance with the Company’s Bylaws. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including its qualification criteria, based on whether the candidate was recommended or nominated by a stockholder or not. Stockholders who wish to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to: Chair of the Governance Committee, P.O. Box 193575, San Francisco, California 941119-3575. The Nominating and Corporate Governance Committee may also be contacted by electronic mail or other methods, as more fully described on the Company’s website at www.delmonte.com. Submissions should include the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, a description of the proposed candidate’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company’s annual meeting must submit such nomination in writing to: Corporate Secretary, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575. Such written nomination must be received by the Corporate Secretary not less than 90 days nor more than 120 days before the date designated for the applicable annual meeting or, if such annual meeting date is not designated at least 105 days before the annual meeting, then no later than 15 days after the designation of the annual meeting date in accordance with the Company’s Bylaws. A nomination by a Del Monte stockholder must contain the specific information required in Del Monte’s Bylaws, including without limitation, (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if such Regulation 14A were applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such nomination, (iii) the class and number of shares which are beneficially owned by such stockholder on the date of such stockholder’s notice, and (iv) not more than ten days after receipt by the nominating stockholder of a written request from the Corporate Secretary, such additional information as the Corporate Secretary may reasonably require. Del Monte’s current Bylaws can be obtained by sending a written request to the Corporate Secretary; the Bylaws may also be found on the Company’s web site at www.delmonte.com. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Audit Committee Financial Expert

           The information regarding the Company’s “audit committee financial expert” set forth in “— Board Meetings and Committees — Audit Committee” above is incorporated herein by reference.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending May 1, 2005, and the Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the annual meeting. KPMG LLP has served as Del Monte’s independent auditors since 1997 and is an independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the annual meeting. He or she will have an opportunity to make a statement at the annual meeting and will be available to respond to appropriate questions.

           Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as the Company’s independent auditors. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

           The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether the appointment of KPMG LLP as the Company’s independent auditors has been ratified.

AUDITORS’ FEES

Audit Fees

           With respect to the fiscal year ended May 2, 2004, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year, for the review of the Company’s interim financial statements, for the review of and assistance with documents filed with the Securities and Exchange Commission, for audits relating to transactions undertaken by the Company, and for the statutory audits of foreign subsidiaries were $1,450,900.

           With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year, for the review of the Company’s interim financial statements, for the review of and assistance with documents filed with the Securities and Exchange Commission (including documents relating to the Merger) and for the statutory audits of foreign subsidiaries were $2,453,223.

Audit-Related Fees

           With respect to the fiscal year ended May 2, 2004, the aggregate fees billed by KPMG LLP for audit-related services, including employee benefit plan audits, were $122,000.

           With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for audit-related services, including due diligence relating to the Merger, employee benefit plan audits and consultation concerning financial accounting and reporting standards, were $1,406,587.

Tax Fees

           With respect to the fiscal year ended May 2, 2004, the aggregate fees billed by KPMG LLP for tax compliance were $12,800. Such services generally involved assistance in preparing, reviewing or filing various tax-related filings required in foreign jurisdictions and did not involve tax planning assistance.

           With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for tax compliance were $11,868. Such fees related to services for tax compliance similar in nature to those provided in the fiscal year ended May 2, 2004 and services for tax planning.

All Other Fees

           With respect to the fiscal year ended May 2, 2004, there were no fees billed by KPMG LLP for services except as already described above.

           With respect to the fiscal year ended April 27, 2003, the aggregate fees billed by KPMG LLP for all other services were $23,245. These services included forensic accounting and expert witness testimony in connection with Del Monte’s defense of an action brought by Kal Kan Foods, Inc., in the U.S. District Court for the Central District of California on December 19, 2001; and advice regarding the optimal capital structure for the Company’s operations in Venezuela. Both services were engaged prior to May 6, 2003 and were completed prior to May 6, 2004.

           All fees described above were approved by the Audit Committee as required by applicable SEC rules. The Audit Committee determined that the non-audit services provided by KPMG LLP during the fiscal year ended May 2, 2004 were compatible with maintaining the independence of KPMG LLP.

POLICIES AND PROCEDURES RELATING TO APPROVAL OF SERVICES BY AUDITORS

           The Audit Committee has adopted policies and procedures for the approval in advance, or “pre-approval,” of audit and non-audit services rendered by our independent auditors, KPMG LLP. Pursuant to the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services, to the extent particular services may be identifiable prior to or at the beginning of the Company’s fiscal year, the Audit Committee encourages management to submit proposals regarding such services prior to or at the beginning of such year. As necessary, other services are handled on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. To ensure prompt handling of matters between meetings of the Audit Committee, authority to approve services between Audit Committee meetings has been delegated to the Chair of the Audit Committee, provided that the expected fees for each service approved by the Chair does not exceed $50,000 and that the aggregate expected fees for all services so approved from one meeting of the Audit Committee to the next does not exceed $150,000. The Chair must report all services approved under this delegated authority to the Audit Committee at its next scheduled meeting. A copy of the Statement of Policy and Procedures regarding Pre-Approval of Engagements for Audit and Non-Audit Services is included herewith as Annex A.

CHANGE IN INDEPENDENT AUDITORS

           On December 20, 2002, the Company acquired certain businesses of H.J. Heinz Company, including Heinz’s U.S. and Canadian pet food, North American tuna and retail private label soup, and U.S. infant feeding businesses (the “Acquired Businesses”). The acquisition was completed pursuant to a Separation Agreement, dated as of June 12, 2002 between Heinz and SKF Foods Inc., previously a wholly-owned direct subsidiary of Heinz, and an Agreement and Plan of Merger, dated as of June 12, 2002, by and among the Company, Heinz, SKF Foods Inc. and Del Monte Corporation, a wholly-owned direct subsidiary of the Company (“DMC”). SKF Foods Inc. was formed by Heinz on June 11, 2002 for the purpose of engaging in the transactions contemplated by the Merger Agreement and Separation Agreement. Under the terms of the Merger Agreement and Separation Agreement, (i) Heinz transferred the Acquired Businesses to SKF Foods Inc. and distributed all of the issued and outstanding shares of SKF Foods Inc.’s common stock on a pro-rata basis to the holders of record of the outstanding common stock of Heinz on December 19, 2002, and (ii) on December 20, 2002, DMC merged with and into SKF Foods Inc., with SKF Foods Inc. being the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). SKF Foods Inc. has changed its name to Del Monte Corporation.

           The financial statements of the Acquired Businesses were audited by PricewaterhouseCoopers LLP before the consummation of the Merger. KPMG LLP was approved to serve as the Company’s independent auditors for fiscal 2003 by the Company’s Board of Directors in August 2002 and continued to serve as the Company’s independent auditors following the Merger.

           Because the Merger is being accounted for as a reverse acquisition, the historical financial statements of the Acquired Businesses constitute the historical financial statements of the Company as of the consummation of the Merger. As a result, the Company’s historical financial statements indicate that PricewaterhouseCoopers LLP audited the historical financial statements of the Company for the fiscal years ending May 1, 2002, May 2, 2001 and May 3, 2000. SKF Foods Inc., now named Del Monte Corporation, is considered the continuing reporting entity after the Merger for accounting purposes. As a result, as of the consummation of the Merger on December 20, 2002, there was a change in the independent auditors for the financial statements of SKF Foods Inc. from PricewaterhouseCoopers LLP to KPMG LLP and PricewaterhouseCoopers LLP was dismissed.

           The reports of PricewaterhouseCoopers LLP on the Acquired Businesses’ financial statements for the fiscal years ending May 1, 2002 and May 2, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

           To the Company’s knowledge, during the Acquired Businesses’ fiscal years ending May 1, 2002 and May 2, 2001 and through the subsequent interim period to December 20, 2002, the Acquired Businesses did not have any disagreement with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports. To the Company’s knowledge, during that time, there were no “reportable events” as listed in Item 304(a)(1)(v)(A)-(D) of Regulation S-K adopted by the Securities and Exchange Commission.

           To the Company’s knowledge, the Acquired Businesses did not consult KPMG LLP during the Acquired Businesses’ fiscal years ending May 1, 2002 and May 2, 2001 and through the subsequent interim period to December 20, 2002 regarding any of the matters specified in Item 304(a)(2) of Regulation S-K. The Company provided PricewaterhouseCoopers LLP a copy of the information included under this section captioned “Change in Independent Auditors” more than ten days prior to the filing of this proxy statement with the Commission. PricewaterhouseCoopers LLP did not submit a statement for inclusion in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

OWNERSHIP OF DEL MONTE FOODS COMPANY COMMON STOCK

           The following table sets forth information regarding beneficial ownership of Del Monte common stock as of July 1, 2004, the most recent practicable date, (1) by each person or entity who is known by Del Monte to own beneficially more than 5% of Del Monte common stock; (2) by each of Del Monte’s directors; (3) by each of the named executive officers of Del Monte identified in the table set forth under the heading “Compensation of Executive Officers — Summary Compensation Table” and (4) by all of Del Monte’s executive officers and directors as a group. Information with respect to beneficial ownership has been furnished in part through information filed with the Securities and Exchange Commission.

	Shares Beneficially Owned(a)

Name and Address of Beneficial Owner(b)	Number		Percent(c)

TPG Advisors, Inc.	12,347,117	(d)	5.9%
301 Commerce Street, Suite 3300
Ft. Worth, TX 76102
Samuel H. Armacost	20,732	(e)	*
Timothy G. Bruer	26,975	(f)	*
Mary R. Henderson	20,663	(g)	*
Gerald E. Johnston	15,732	(h)	*
Terence D. Martin	15,732	(i)	*
Joe L. Morgan	15,732	(j)	*
William S. Price, III	10,000	(k)	*
David R. Williams	56,876	(l)	*
Richard G. Wolford	1,405,267	(m)	*
Wesley J. Smith	953,973	(n)	*
David L. Meyers	497,586	(o)	*
Marc D. Haberman	105,000	(p)	*
Nils Lommerin	119,226	(q)	*
All executive officers and directors as a group (19 persons)	3,664,757	(r)	1.7%

*	Less than 1%.

(a)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Del Monte common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.

(b)	The address of each person named in the table, unless otherwise indicated, is Del Monte Foods Company, One Market @ The Landmark, San Francisco, California 94105.

(c)	Calculated based on 209,700,845 shares of Del Monte common stock outstanding on July 1 2004. Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon issuance of stock with respect to deferred stock units and exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in our case is July 1, 2004. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(d)	Represents shares beneficially owned by TPG Partners, L.P., TPG Parallel I, L.P. and TPG GenPar, L.P., funds managed by TPG Advisors, Inc. TPG Partners, L.P. beneficially owns 11,222,937 shares and TPG Parallel I, L.P. beneficially owns 1,118,448 shares. TPG GenPar, L.P. holds 5,732 shares issued for services provided by Mr. Price as a member of the Board of Directors. Excludes options to purchase 10,000 shares exercisable within 60 days of July 1, 2004 held by Mr. Price. TPG Partners, L.P., TPG Parallel I, L.P. and TPG GenPar, L.P. are entities affiliated with Williams S. Price, III. Mr. Price disclaims beneficial ownership of shares owned by these entities.

(e)	Includes 3,613 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(f)	Includes 5,732 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 21,243 shares exercisable within 60 days of July 1, 2004.

(g)	Includes 8,544 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(h)	Includes 3,613 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(i)	Includes 3,613 deferred stock units and 2,119 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(j)	Includes 5,732 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(k)	Includes options to purchase 10,000 shares exercisable within 60 days of July 1, 2004. Excludes 5,732 delivered to TPG GenPar, L.P. for services provided by Mr. Price as a member of the Board of Directors. Also excludes shares beneficially owned by TPG Partners, L.P. and TPG Parallel I, L.P.

(l)	Includes 5,732 shares of Del Monte common stock received in payment of directors’ fees and options to purchase 10,000 shares exercisable within 60 days of July 1, 2004.

(m)	Includes 75,457 deferred stock units and options to purchase 1,259,071 shares exercisable within 60 days of July 1, 2004.

(n)	Includes 3,300 shares held by the Wesley Jay Smith and Jill Aileen Smith Family Trust dated July 7, 1998, 37,563 deferred stock units and options to purchase 846,071 shares exercisable within 60 days of July 1, 2004.

(o)	Includes options to purchase 449,701 shares exercisable within 60 days of July 1, 2004.

(p)	Includes options to purchase 93,333 shares exercisable within 60 days of July 1, 2004.

(q)	Includes 18,826 deferred stock units and options to purchase 15,000 shares exercisable within 60 days of July 1, 2004.

(r)	Includes 159,180 deferred stock units and options to purchase 3,040,957 shares exercisable within 60 days of July 1, 2004.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

           To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 2, 2004, all Section 16(a) filing requirements applicable to Del Monte’s executive officers, directors and greater than ten percent beneficial owners were complied with; except that (1) a filing by each of Messrs. Armacost, Bruer, Johnston, Martin, Morgan and Williams and Ms. Henderson was filed late with respect to 1,114 shares issued on May 2, 2003 to each such director for his or her service on the Company’s Board of Directors for the fourth quarter of fiscal 2003; (2) a filing by TPG Advisors, Inc was filed late with respect to 1,114 shares issued on May 2, 2003 to TPG GenPar L.P. with respect to Mr. Price’s service on the Company’s Board of Directors for the fourth quarter of fiscal 2003; and (3) a filing by each of Messrs. Binotto and Lachman, who are executive officers of the Company, was filed late with respect to 2,427 and 2,385 restricted stock units, respectively, that were withheld to satisfy a tax withholding obligation upon the vesting and distribution as stock of restricted stock units on September 12, 2003.

EXECUTIVE OFFICERS

           The following table sets forth the name, age and position, as of July 31, 2004, of individuals who are current executive officers of Del Monte Foods Company. To our knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of Del Monte Foods Company. These individuals hold the same positions with Del Monte Corporation, Del Monte Foods Company’s wholly-owned subsidiary. Executive officers serve at the discretion of the Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Wolford currently serves as the Chairman of the Board of Directors.

Name	Age	Positions

Richard G. Wolford	59	Chairman of the Board, President and Chief Executive Officer; Director
David L. Meyers	58	Executive Vice President, Administration and Chief Financial Officer
Todd R. Lachman	41	Executive Vice President, Del Monte Foods
Nils Lommerin	39	Executive Vice President, Operations
Donald J. Binotto	49	Senior Vice President, Operations and Supply Chain
Richard L. French	47	Senior Vice President, Chief Accounting Officer and Controller
Thomas E. Gibbons	56	Senior Vice President and Treasurer
Marc D. Haberman	41	Senior Vice President and Managing Director, Del Monte Brands
Melissa C. Plaisance	44	Senior Vice President, Finance and Corporate Communications
James G. Potter	46	Senior Vice President, General Counsel and Secretary

           Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer; Director. Mr. Wolford joined Del Monte as Chief Executive Officer and a Director in April 1997. He was elected President of Del Monte in February 1998 and was elected Chairman of the Board of Directors of Del Monte Foods Company in May 2000. From 1967 to 1987, he held a variety of positions at Dole Foods, including President of Dole Packaged Foods from 1982 to 1987. From 1988 to 1996, he was Chief Executive Officer of HK Acquisition Corp. where he developed food industry investments with venture capital investors.

           David L. Meyers, Executive Vice President, Administration and Chief Financial Officer. Mr. Meyers joined Del Monte in 1989. He was elected Chief Financial Officer of Del Monte in December 1992 and served as a member of the Board of Directors of Del Monte Foods Company from January 1994 until consummation of Del Monte’s recapitalization in 1997. Prior to joining Del Monte, Mr. Meyers held a variety of financial and accounting positions with RJR Nabisco (1987 to 1989), Nabisco Brands USA (1983 to 1987) and Standard Brands, Inc. (1973 to 1983).

           Todd R. Lachman, Executive Vice President, Del Monte Foods. Mr. Lachman was appointed Executive Vice President, Del Monte Foods in July 2004. He joined Del Monte from Heinz in December 2002 as Managing Director, Pet Products. Mr. Lachman joined Heinz in April 2000, where he most recently served as its Managing Director, Pet Products. Prior to joining Heinz, Mr. Lachman was with Procter & Gamble in brand management from 1991 to 2000.

           Nils Lommerin, Executive Vice President, Operations. Mr. Lommerin was appointed Executive Vice President, Operations in July 2004. He joined Del Monte in March 2003 as Executive Vice President, Human Resources. From March 1999 to July 2002, he was with Oxford Health Plans, Inc., where he most recently served as Executive Vice President, Operations and Corporate Services. From

November 1991 to February 1999, Mr. Lommerin held a variety of senior Human Resources positions with Pepsico, Inc.

           Donald J. Binotto, Senior Vice President, Operations and Supply Chain. Mr. Binotto was appointed Senior Vice President, Operations and Supply Chain in July 2004. He joined Del Monte from Heinz in December 2002 as Managing Director, StarKist Seafood and subsequently became Managing Director, StarKist Brands. Mr. Binotto has been Managing Director, StarKist Foods, Inc., since May 2000. Since he joined Heinz in 1981, Mr. Binotto has worked at Heinz World Headquarters, StarKist Foods, Inc. and Heinz Pet Products in a variety of roles.

           Richard L. French, Senior Vice President, Chief Accounting Officer and Controller. Mr. French joined Del Monte in 1980 and was elected to his current position in May 1998. Mr. French was Vice President and Chief Accounting Officer of Del Monte from August 1993 through May 1998 and has held a variety of positions within Del Monte’s financial organization.

           Thomas E. Gibbons, Senior Vice President and Treasurer. Mr. Gibbons joined Del Monte in 1969 and was elected to his current position in February 1995. He was elected Vice President and Treasurer of Del Monte in January 1990. Mr. Gibbons’ prior experience also includes a variety of positions within Del Monte’s and RJR Nabisco’s tax and financial organizations.

           Marc D. Haberman, Senior Vice President and Managing Director, Del Monte Brands. Mr. Haberman joined Del Monte in January 1999 and was elected to his current position in December 2002; Senior Vice President was added to Mr. Haberman’s title in July 2004. Prior to assuming his current position, Mr. Haberman served as Senior Vice President, Marketing, from August 2001. From February 2000 until July 2001, Mr. Haberman was Senior Vice President, Strategic Planning and Business Development. From January 1999 until February 2000, Mr. Haberman was Vice President, Strategic Planning and Business Development. He was with Sunbeam Corporation from 1996 until 1998 where he was Category Leader for Sunbeam’s appliance business. From 1992 to 1996, Mr. Haberman was a consultant with McKinsey & Co.

           Melissa C. Plaisance, Senior Vice President, Finance and Corporate Communications. Ms. Plaisance joined Del Monte in January 2004. From 1990 to 2004, she was at Safeway Inc., most recently as SVP, Finance and Investor Relations. From 1982 to 1990, she held a variety of positions at Bankers Trust Company, where she became a Vice President in the bank’s LBO group.

           James G. Potter, Senior Vice President, General Counsel and Secretary. Mr. Potter joined Del Monte in October 2001 and was elected to his current position in September 2002. From December 1997 to December 2000, he was Executive Vice President, General Counsel and Secretary of Provident Mutual Life Insurance Company. From 1989 to November 1997, Mr. Potter was the Chief Legal Officer of The Prudential Bank and Trust Company and The Prudential Savings Bank, subsidiaries of The Prudential Insurance Company of America.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

           The following table sets forth compensation paid by Del Monte for fiscal 2004, 2003, 2002 and 2001 to the individual serving as its Chief Executive Officer during fiscal 2004 and to each of the four other most highly compensated executive officers of Del Monte as of the end of fiscal 2004, such five officers being collectively referred to herein as the “named executive officers.”

					Long-Term
					Compensation Awards

		Annual Compensation				Securities
					Restricted	Underlying
	Fiscal			Other Annual	Stock	Option	All Other
Name and Principal Position(1)	Year(2)	Salary(3)	Bonus(4)	Comp(5)	Awards(6)	Awards	Comp(7)

Richard G. Wolford	2004	$810,000	$870,750	$17,585	$937,575	865,000	$14,800
Chairman of the Board,	2003	615,417	904,000	16,155	24,608	950,000	15,157
President and Chief Executive	2002	738,500	977,774	17,055	28,244	200,000	16,989
Officer	2001	738,500	468,948	16,478		189,000	16,709
Wesley J. Smith	2004	450,000	236,800	7,400	126,298	100,000	10,889
Chief Operating Officer	2003	366,667	301,100	7,200	26,125	250,000	11,456
	2002	440,000	346,000	8,100	13,685	100,000	10,876
	2001	440,000	189,300	7,875		89,000	9,274
David L. Meyers	2004	415,000	291,400	6,100	205,739	200,000	10,513
Executive Vice President,	2003	316,667	279,100	5,452		420,000	10,712
Administration and Chief	2002	380,000	299,300	6,383		120,000	11,654
Financial Officer	2001	380,000	164,000	6,000		100,000	10,314
Marc D. Haberman	2004	305,000	211,400	2,775	128,918	125,000	6,000
Managing Director,	2003	222,917	189,600	2,033		200,000	6,000
Del Monte Brands	2002	266,525	171,900	2,739		50,000	6,000
	2001	254,833	338,100			30,000	5,100
Nils Lommerin(8)	2004	300,000	190,700		128,918	125,000	142,737
Executive Vice President,	2003	43,269	21,600			210,000	27,967
Human Resources

(1)	Reflects each named executive officer’s principal position as of the end of Del Monte’s 2004 fiscal year.

(2)	In connection with the Merger, Del Monte changed its fiscal year end from June 30 to the Sunday closest to the end of April. Accordingly, for purposes of information included in this proxy statement, Del Monte’s 2003 fiscal year covered the ten-month period from July 1, 2002 to April 27, 2003. However, as described under “Proposal 2 — Ratification of Appointment of Independent Auditors,” because the Merger was accounted for as a reverse acquisition, the historical financial statements of the Acquired Businesses constitute the historical financial statements of Del Monte. Accordingly, for purposes of such financial statements, Del Monte’s 2003 fiscal year covered the twelve-month period from May 2, 2002 to April 27, 2003. All fiscal years prior to fiscal 2003 began July 1 and ended on June 30.

(3)	Reflects actual base earnings for the fiscal year specified.

(4)	Includes amounts deferred by each of Messrs. Wolford, Smith and Lommerin pursuant to the Del Monte Corporation Annual Incentive Plan Deferred Compensation Plan and accordingly converted into deferred stock units. Such amounts and related deferred stock units (excluding the deferred stock units issued with respect to the Del Monte 25% matching contribution which are reported in footnote 6 below) are as follows:

		Deferred	Deferred Stock
Name	Fiscal Year	Amount	Units Issued

Richard G. Wolford	2004	$261,225	25,788
	2003	180,800	20,045
	2002	97,777	9,147
	2001	117,237	13,826
Wesley J. Smith	2004	71,040	7,013
	2003	90,330	10,015
	2002	103,800	9,711
	2001	56,790	6,697
Nils Lommerin	2004	190,700	18,826

(5)	Includes the following amounts:

		Amounts deferred	Amounts paid
		under the Del Monte	under the Del Monte
		Corporation	Corporation
		Additional	Additional
Name	Fiscal Year	Benefits Plan	Benefits Plan

Richard G. Wolford	2004	$17,585
	2003	16,155
	2002	17,055
	2001	16,478
Wesley J. Smith	2004	7,400
	2003	7,200
	2002	8,100
	2001	7,875
David L. Meyers	2004		$6,100
	2003		5,452
	2002		6,383
	2001		6,000
Marc D. Haberman	2004		2,775
	2003		2,033
	2002		2,739
	2001

(6)	For fiscal 2004, includes the dollar value of performance accelerated restricted stock units granted in fiscal 2004 under the Del Monte Foods Company 2002 Stock Incentive Plan. See “Employment and Other Arrangements — Plans and Policies — Stock Incentive Plans — The 2002 Plan” for a description of the vesting schedule of these performance accelerated restricted stock units. The dollar value of such performance accelerated restricted stock units has been calculated in accordance with applicable SEC rules as follows:

		Performance	Closing Market
		Accelerated	Price of
		Restricted	Del Monte Stock
		Stock Units	on the Date of
		Issued	Grant of such	Dollar Value
Name	Fiscal Year	(PARS)	PARS	of PARS

Richard G. Wolford	2004	100,970	$8.83	$891,565
Wesley J. Smith	2004	11,700	8.83	103,311
David L. Meyers	2004	23,300	8.83	205,739
Marc D. Haberman	2004	14,600	8.83	128,918
Nils Lommerin	2004	14,600	8.83	128,918

For fiscal years 2004, 2003 and 2002, also includes the dollar value of deferred stock units issued with respect to the Del Monte 25% matching contribution under the Del Monte Corporation Annual Incentive Plan Deferred Compensation Plan in connection with Messrs. Wolford and Smith’s deferral of bonus amounts as described in footnote 4 above. These deferred stock units vest in equal annual installments over a three-year period. The dollar value of such deferred stock units has been calculated in accordance with applicable SEC rules as follows:

				Dollar Value of
		Deferred Stock Units		Deferred Stock Units
		Issued with respect to	Closing Market	Issued with respect to
		the Del Monte 25%	Price of	the Del Monte 25%
		Matching Contribution	Del Monte Stock	Matching Contribution
		under the Del Monte	on the Date of	under the Del Monte
		Corporation Annual	Grant of such	Corporation Annual
		Incentive Plan Deferred	Deferred Stock	Incentive Plan Deferred
Name	Fiscal Year	Compensation Plan	Units	Compensation Plan

Richard G. Wolford	2004	5,012	$9.18	$46,010
	2003	2,287	10.76	24,608
	2002	3,457	8.17	28,244
Wesley J. Smith	2004	2,504	9.18	22,987
	2003	2,428	10.76	26,125
	2002	1,675	8.17	13,685

The aggregate number of vested and unvested deferred stock units (excluding deferred stock units described in footnote 4 above) held by each of the named executive officers as of the end of fiscal 2004 and the aggregate value of such holdings, based on the closing market price of Del Monte common stock on the last business day of such fiscal year, which was $11.06, is as follows: Mr. Wolford 111,726 for a dollar value of $1,235,689; Mr. Smith 18,307 for a dollar value of $202,476; Mr. Meyers 23,300 for a dollar value of $257,698; Mr. Haberman 14,600 for a dollar value of $161,476; Mr. Lommerin 14,600 for a dollar value of $161,476.

(7)	For Mr. Lommerin includes relocation expenses of $119,412 and payment of related tax obligations of $23,325 incurred in fiscal 2004 and relocation expenses of $17,150 and payment of related tax obligations of $10,817 incurred in fiscal 2003 due to relocation.

For Messrs. Wolford, Smith, Meyers and Haberman, includes the following amounts:

		Company	Company paid
		contribution	term life
		pursuant to the	insurance
Name	Fiscal Year	401(k) plan	premiums

Richard G. Wolford	2004	$6,000	$8,800
	2003	6,000	9,157
	2002	6,000	10,989
	2001	5,100	11,609
Wesley J. Smith	2004	6,000	4,889
	2003	6,000	5,456
	2002	6,000	4,876
	2001	5,100	4,174
David L. Meyers	2004	6,000	4,513
	2003	6,000	4,712
	2002	6,000	5,654
	2001	5,100	5,214
Marc D. Haberman	2004	6,000
	2003	6,000
	2002	6,000
	2001	5,100

(8)	Mr. Lommerin was hired as Executive Vice President, Human Resources on March 10, 2003.

OPTION GRANTS IN FISCAL YEAR 2004

           The following table sets forth the options granted to the named executive officers for fiscal 2004.

					Potential Realizable Value
	Individual Grants				at Assumed Annual Rates
					of Stock Price
	Number of	Percent of Total			Appreciation for Option
	Securities	Options Granted to			Term(2)
	Underlying Options	Employees in	Exercise Price	Expiration
Name	Granted	Fiscal Year	(Per Share)	Date	5%	10%

Richard G. Wolford	865,000(1)	24.1%	$8.78	9/12/2013	$4,776,266	$12,103,996
Wesley J. Smith	100,000(1)	2.8%	8.78	9/12/2013	552,169	1,399,306
David L. Meyers	200,000(1)	5.6%	8.78	9/12/2013	1,104,339	2,798,612
Marc D. Haberman	125,000(1)	3.5%	8.78	9/12/2013	690,212	1,749,132
Nils Lommerin	125,000(1)	3.5%	8.78	9/12/2013	690,212	1,749,132

(1)	Options under the 2002 Stock Incentive Plan vest annually in equal installments over a four-year period. Please see “Employment and Other Arrangements — Plans and Policies — Stock Incentive Plans” for a description of this plan.

(2)	Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by the per share price of our common stock on the date of grant, (2) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (3) subtracting from that result the aggregate option exercise price. The 5% and 10% annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of Del Monte common stock.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2004 AND FISCAL YEAR-END OPTION VALUES

           The following table sets forth the aggregate option exercises by each of the named executive officers for fiscal 2004, the number of shares of Del Monte common stock subject to exercisable and unexercisable options held by each of the named executive officers as of May 2, 2004 and the related value of such options as of April 30, 2004, the last business day of fiscal 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at May 2, 2004		May 2, 2004(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard G. Wolford	—	$—	1,161,821	1,912,250	$4,305,637	$5,679,787
Wesley J. Smith	—	—	798,821	397,250	3,797,387	1,245,837
David L. Meyers	—	—	394,701	675,000	1,433,584	2,113,150
Marc D. Haberman	7,778	29,829	77,222	345,000	159,596	1,055,625
Nils Lommerin	—	—	15,000	320,000	52,800	996,900

(1)	Based on the $11.06 per share closing price of Del Monte common stock on April 30, 2004, the last business day of fiscal 2004, less the exercise price payable for the shares underlying the options.

EMPLOYMENT AND OTHER ARRANGEMENTS

PLANS AND POLICIES

           The named executive officers are eligible to participate in the plans described below. Additional plans of Del Monte are described in our Annual Report on Form 10-K for the fiscal year ended May 2, 2004.

The Annual Incentive Plan

           The Annual Incentive Plan provides annual cash bonuses to certain management employees, including the named executive officers. The target bonus for each eligible employee is based on a percentage of such employee’s Fiscal Year Earnings. Actual payment amounts are based on Del Monte’s achievement of corporate and business unit objectives (“Corporate Financial Objectives” and “Business Unit Objectives”) and individual performance objectives (“Individual Objectives/ Management By Objectives” (“MBOs”)) at fiscal year end.

           Corporate Financial Objectives and Business Unit Objectives are based on pre-established financial performance goals set forth in writing at the beginning of each Plan Year (as defined below) by the Compensation Committee. The Compensation Committee also will select target amounts, the specific relevant performance criteria and the weight to be afforded each criterion. As set forth in the Annual Incentive Plan, the relevant performance criteria may include (either individually or in combination, applied to Del Monte as a whole or individual units of the Company, and measured either absolutely or relative to a designated group of comparable companies): (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) market share, and (xv) any other objective and measurable criteria tied to Del Monte’s performance. All of the components set forth above must be established in writing by the Compensation Committee no later than ninety (90) days after the start of each Plan Year. The “Plan Year” for the Annual Incentive Plan is Del Monte’s fiscal year.

           The Individual Objectives/ MBO performance measure, by contrast, is based on the achievement of individual performance goals, which in turn may or may not be based on the foregoing fifteen business criteria. If the Individual Objectives/ MBOs are not based on those business criteria, the portion of the incentive award based on Individual Objectives/ MBOs will not be performance-based compensation for purposes of Internal Revenue Code 162(m).

           The table below sets forth the target percentage of Fiscal Year Earnings established for each named executive officer with respect to the 2004 fiscal year, the dollar value of such target bonus amount, the percentage of Fiscal Year Earnings awarded, and the dollar amount of the award.

	Targeted	Dollar	Percentage
Name	Percentage	Value	Awarded	Bonus Awarded

Richard G. Wolford	100%	$810,000	107.5%	$870,750
Wesley J. Smith	60%	270,000	52.6%	236,800
David L. Meyers	65%	269,750	70.2%	291,400
Marc D. Haberman	55%	167,750	69.3%	211,400
Nils Lommerin	55%	165,000	63.6%	190,700

AIP Deferred Compensation Plan

           The Del Monte Corporation Annual Incentive Plan Deferred Compensation Plan (the “AIP Deferred Compensation Plan”) was established on October 14, 1999 and amended on July 1, 2004, under which certain employees are eligible to participate. Eligible employees may elect in advance to defer from

5% to 100% of their annual incentive award paid under the Annual Incentive Plan. Del Monte provides a matching contribution of up to 25% of the employee’s deferral amount. Eligible employees were first able to make such elections with respect to their awards for fiscal 2001. The employee deferral and the Del Monte match are converted to deferred stock units at the fair market value of Del Monte common stock on the day the incentive awards are paid. The participant is 100% vested in the employee deferral portion of his or her account. Del Monte’s matching contribution vests in equal installments over three years. In the event of a “Change in Control” (as defined in the plan), a participant will become 100% vested in Del Monte’s matching contribution. At the time of distribution, the deferred stock units corresponding to the employee’s deferral amount and any vested Del Monte matching contribution will be paid out in the form of Del Monte common stock. The deferred stock units issued under the AIP Deferred Compensation Plan, as well as the ultimate issuance of any Del Monte common stock, are granted under the 2002 Plan, as described below.

           For fiscal 2004, the following named executive officers elected to defer their annual incentive award paid under the AIP Deferred Compensation Plan.

	Percentage of
	Incentive Award		Deferred Stock
Name	Deferred	Dollar Value	Units Issued

Richard G. Wolford	30%	$261,225	25,788
Wesley J. Smith	30%	71,040	7,013
Nils Lommerin	100%	190,700	18,826

Stock Purchase Plan

           The Del Monte Foods Company Employee Stock Purchase Plan was approved on August 4, 1997 and amended on November 4, 1997. A total of 957,710 shares of Del Monte common stock were reserved for issuance and 454,146 shares of Del Monte common stock have been purchased by and issued to eligible employees under this plan, of which 362,206 of these shares are held by persons who were employees as of May 2, 2004. Del Monte does not anticipate granting any additional shares under this plan.

Stock Incentive Plans

           The 1997 Plan. The Del Monte Foods Company 1997 Stock Incentive Plan was approved on August 4, 1997 and amended on November 4, 1997 and October 14, 1999 (the “1997 Plan”). Under the 1997 Plan, grants of incentive stock options and non-qualified stock options representing 1,821,181 shares of Del Monte common stock were reserved to be issued to key employees. The options were granted at an exercise price equal to the fair market value of the shares at the time of grant. The term of any option may not be more than ten years from the date of its grant. The 1997 Plan includes two different vesting schedules. The first provides for annual vesting in equal installments over five years and the second provides for monthly vesting in equal installments over four years. Options outstanding under the 1997 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 1997 Plan). Options to purchase 1,736,520 shares were granted under the 1997 Plan. As of May 2, 2004, options to purchase 1,417,983 shares of Del Monte common stock were held by eligible employees under the 1997 Plan. Del Monte does not anticipate granting any additional options under this plan.

           The 1998 Plan. The Del Monte Foods Company 1998 Stock Incentive Plan (the “1998 Plan”) was adopted initially by the Board of Directors on April 24, 1998, was modified by the Board of Directors on September 23, 1998, and was approved by Del Monte stockholders on October 28, 1998. Further amendments were made on October 14, 1999 and August 24, 2000 and approved by Del Monte stockholders on November 15, 2000. Under the 1998 Plan, grants of incentive and non-qualified stock options (“Options”), stock appreciation rights (“SARs”) and stock bonuses (together with Options and SARs, the “1998 Incentive Awards”) representing up to 6,065,687 shares of Del Monte common stock were reserved to be issued to certain employees, non-employee directors and consultants of Del Monte. Initially, 3,195,687 shares of Del Monte common stock were reserved for issuance under the 1998 Plan and Del Monte stockholders approved a proposal to reserve an additional 2,870,000 shares of Del Monte common stock for issuance under the plan on November 15, 2000. Any shares of Del Monte common stock subject to awards granted under any prior plan which are forfeited, expired or canceled were also eligible for issuance under the 1998 Plan. The options were granted at an exercise price equal to the fair market value of the shares at the time of grant. The term of any 1998 Incentive Award may not be more than ten years from the date of its grant. Options generally vest over four years. Options outstanding under the 1998 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 1998 Plan). As of May 2, 2004, options to purchase 4,579,680 shares of Del Monte common stock were held by participants under the 1998 Plan. Del Monte does not anticipate issuing any additional 1998 Incentive Awards.

           The 2002 Plan. The Del Monte Foods Company 2002 Stock Incentive Plan (the “2002 Plan”) was adopted by the Board of Directors on October 11, 2002 and approved by the stockholders on December 19, 2002, effective December 20, 2002. The 2002 Plan provides for the grant of Options, SARs, stock bonuses and other stock-based compensation, including performance units or shares (together with Options, SARs and stock bonuses, the “2002 Incentive Awards”) representing up to 15,400,000 shares of common stock plus shares of common stock remaining under any prior plans of the Company, including without limitation any shares of common stock represented by awards granted under any prior plans of the Company which are forfeited, expire or are cancelled without the delivery of shares of common stock or which result in the forfeiture of shares of common stock back to the Company, which amount was 1,592,820 shares as of May 2, 2004. The options are granted at an exercise price equal to the fair market value of the shares at the time of grant. The term of any Option or SAR may not be more than ten years from the date of its grant. Subject to certain limitations, the Compensation Committee of the Board of Directors has authority to grant 2002 Incentive Awards under the 2002 Plan and to set the terms of any 2002 Incentive Awards. Grants may be made to certain employees, non-employees directors and independent contractors. Options for eligible employees generally vest over four years; annual options for non-employee directors generally vest immediately. Restricted stock units generally vest over three years; however, certain performance accelerated restricted stock units granted in fiscal 2004 vest at the end of fiscal 2008, subject to earlier vesting at the end of fiscal 2006 or fiscal 2007 if certain targets are met. Options outstanding under the 2002 Plan will automatically vest and become immediately exercisable in connection with a “Change of Control” (as defined in the 2002 Plan). As of May 2, 2004, eligible employees and non-employee directors held 637,816 RSUs, 115,525 deferred stock units and options to purchase 7,431,581 shares of common stock under the 2002 Plan, and 8,860,363 additional shares were available under the 2002 Plan to be issued in connection with future awards.

Equity Compensation Plan Information

           The following table sets forth information on Del Monte’s equity compensation plans. All equity compensation plans have been approved by Del Monte stockholders.

As of May 2, 2004

Number of Securities
Remaining Available for
	Number of		Future Issuance under
	Securities to be Issued	Weighted-Average	Equity Compensation
	upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	Column (a)	Column (b)	Column (c)

Equity compensation plans approved by security holders	14,205,085	$8.31	9,480,510
Equity compensation plans not approved by security holders	—	—	—
Total	14,205,085	$8.31	9,480,510

The Del Monte Retirement Plan for Salaried Employees

           Qualified Retirement Plan. The Del Monte Corporation Retirement Plan for Salaried Employees (the “Del Monte Corporation Retirement Plan”), which became effective as of January 1, 1990, is a non-contributory defined benefit retirement plan covering salaried employees of Del Monte. Credits are made monthly to each participant’s Personal Retirement Account (“PRA”) consisting of a percentage of that month’s eligible compensation (compensation credit), plus interest (interest credit) on the participant’s account balance. A participant is fully vested upon completion of five years of service.

           The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective January 1, 1998 to change the interest credit from 110% of the interest rate published by the Pension Benefit Guaranty Corporation (“PBGC”) to the yield on the 12-month Treasury Bill rate plus 1.5%. In addition, the factors for annuity conversions were changed from specific Del Monte factors to factors based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. The plan was further amended effective June 1, 2001 to replace the 12-month Treasury Bill index with the 6-month Treasury Bill. A participant’s annual age 65 annuity benefit will be the greater of an annuity based on (1) the credit balance as of December 31, 1997 increased by interest credits (and not compensation credits) of 110% of the December 31, 1997 PBGC rate divided by 8.2 or (2) the credit balance at the time of retirement using an annuity factor based on 30-year Treasury Bond yields or the rate specified by the IRS for use where the 30-year bond rate would otherwise apply and an IRS specified mortality table. Alternatively, a participant at retirement or other termination of employment may elect a lump sum distribution of his or her account balance.

           Participants who, as of January 1, 1988, were at least age 40 with ten or more years of service, or at least age 55 with five or more years of service, are eligible to receive an alternative retirement benefit that is based on the terms of the prior Retirement Plan for Employees of Del Monte Corporation. For credited service after December 31, 1981, these participants have accrued an annual benefit of 1.75% of average final compensation multiplied by years of credited service. Average final compensation is the participant’s highest five years’ average compensation during his or her last ten years of credited service. Compensation generally includes base salary and awards under the Annual Incentive Plan but not other forms of incentive compensation. The amount determined by this alternative benefit formula is reduced by 0.75% of the participant’s Social Security benefit, multiplied by years of credited service. For credited service prior to January 1, 1982, a similar benefit formula is applied.

           The Del Monte Corporation Retirement Plan for Salaried Employees was amended effective April 30, 1992 to cease recognition of any future credited service or average final compensation under the alternative retirement benefit. At retirement, a participant who was eligible for the alternative retirement benefit will receive an annual retirement benefit equal to the greater of the retirement benefit determined by his or her PRA, or his or her alternative retirement benefit based on compensation and credited service to April 30, 1992. Alternatively, a participant may elect the greater of a lump sum distribution of his or her PRA account balance or the actuarial equivalent lump sum of the age 65 alternative benefit.

           Nonqualified Retirement Plans. Effective January 1, 1990, Del Monte established the Del Monte Corporation Additional Benefits Plan and the Del Monte Corporation Supplemental Benefits Plan (the “Nonqualified Retirement Plans”). The Nonqualified Retirement Plans are “top hat” and “excess” benefit plans designed to provide benefits in excess of those otherwise permitted under the Del Monte Corporation Retirement Plan for Salaried Employees and the Company’s 401(k) plan by Sections 401(a)(17) and 415 of the Code. The Nonqualified Retirement Plans also provide benefits in respect of certain amounts of severance not taken into account under the Del Monte Corporation Retirement Plan for Salaried Employees or the Company’s 401(k) plan. Employees who participate in the Del Monte Corporation Retirement Plan for Salaried Employees or the Company’s 401(k) are generally eligible to participate in the Nonqualified Retirement Plans. Benefits under the Nonqualified Retirement Plans are unfunded and paid from the general assets of Del Monte.

           Calculation of Compensation Credits under Qualified and Nonqualified Retirement Plans. The percentage of monthly compensation credited in aggregate to the retirement plans described above varies according to age and is as follows:

	All Monthly	Monthly Compensation
Participant Age	Compensation	Above Social Security Base

Below 35	4%	3%
35 but below 45	5%	3%
45 but below 55	6%	3%
55 and over	7%	3%

           Retirement Benefits for Named Executive Officers. Set forth below are the estimated annual benefits payable at age 65 under the Del Monte Corporation Retirement Plan for Salaried Employees and the Nonqualified Retirement Plans for the named executive officers. Amounts in the following table are calculated based on the formulas described above. Such amounts are not subject to offset by any Social Security benefits or other amounts. Executives may elect either an annual annuity or a lump sum distribution from the plan.

		Estimated	Estimated
	Year Attaining	Annual Annuity	Lump Sum
Participant	Age 65	Retirement Benefit(1)	Retirement Benefit(1)

Mr. Wolford	2009	$161,880	$1,952,006
Mr. Smith	2012	93,509	1,127,565
Mr. Meyers	2010	139,263	1,679,285
Mr. Haberman	2028	134,872	1,626,336
Mr. Lommerin(2)	2029	122,112	1,472,473

(1)	The estimated retirement benefits shown assumes no increase in compensation or Annual Incentive Plan awards and interest credits (as defined in the plans) of 2.6%.

(2)	Mr. Lommerin will become vested in the Del Monte Corporation Retirement Plan on March 10, 2008.

Retention Plan

           The Nominating and Compensation Committee adopted an employee retention plan on October 24, 2000 (the “Retention Plan”). The purpose of the Retention Plan is, in the event of a possible future stockholder value-enhancing transaction such as a merger, sale or other such consolidation, to provide an incentive to certain key employees of Del Monte to remain with Del Monte through the transition process and consummation of any such possible transaction. The Retention Plan creates an incentive compensation pool to be allocated among the key employee participants (including Messrs. Wolford, Meyers, Smith and Haberman) following the consummation of a transaction resulting in a change in control of Del Monte so long as the participant is employed by Del Monte as of the date of the change in control. The amount of the incentive compensation pool is dependent upon the aggregate price per share realized in the transaction and will be determined based upon a percentage of the total sale value of Del Monte. A minimum incentive compensation pool amount will be paid in the event that the per share price realized in the transaction is below a certain level. Del Monte will make “gross up” payments to key employee participants in the event it is determined that payments to the key employee participants under the Retention Plan are subject to the excise tax imposed by Section 4999 of the Code. Payments were not be made under this plan in connection with the Merger, as the Merger did not result in a change of control of Del Monte as defined in this plan.

Severance Policy

           The Compensation Committee has approved a new non-Change of Control and Change of Control severance policy for senior Del Monte employees at the Vice President level and higher (the

“Severance Policy”). Generally, the Severance Policy provides salary and target bonus continuation benefits for employees terminated without cause at the following levels: (1) Chief Executive Officer — two times base salary and target bonus, paid in equal installments over 18 months, (2) other executive officers and vice presidents who were participants in the Retention Plan — one and one-half times base salary and target bonus, paid in equal installments over 18 months, and (3) other vice presidents — annual base salary and target bonus, paid in equal installments over 12 months. In addition, such employees would receive continuation of medical and perquisite benefits during the salary continuation period, a pro-rata target bonus payment and pro-rata vesting of outstanding long-term incentive awards. For such employees terminated without cause within twenty four months after a Change of Control (as defined in the Del Monte Foods Company 2002 Stock Incentive Plan), the salary and target bonus continuation benefits described above shall be paid in a lump sum within thirty days of termination at the following levels: (1) Chief Executive Officer — 2.99 times base salary and target bonus, (2) other executive officers and vice presidents who were participants in the Retention Plan — two (2) times base salary and target bonus, and (3) other vice presidents — one and one-half times base salary and target bonus. In addition, all participants would receive a full tax gross-up for such lump sum payments, subject to certain restrictions, and medical and perquisite benefit continuation for up to 18 months. Such employees would also receive reimbursement for any legal fees incurred by them in order to enforce the Change of Control trigger of severance benefits.

           The provisions of the Severance Policy are not effective for those Del Monte executives employed pursuant to an employment agreement. At the direction of the Compensation Committee, the Company is in the process of negotiating new employment agreements with such executives (excluding Mr. Smith who retired in July 2004), which would replace existing severance benefits in such agreements with benefits consistent with the new Severance Policy and, with respect to such executives who are participants in the Retention Plan, eliminate such participation. Accordingly, the new Severance Policy is not yet applicable to any of the named executive officers.

EMPLOYMENT AGREEMENTS

           During fiscal 2004, Del Monte had employment agreements with each of the named executive officers. The following summaries of the material provisions of the employment agreements with Mr. Wolford and Mr. Smith (the “Wolford/ Smith Employment Agreements”), the employment agreement with Mr. Meyers (the “Meyers Employment Agreement”), the employment agreement with Mr. Haberman (the “Haberman Employment Agreement”), and the employment agreement with Mr. Lommerin (the “Lommerin Employment Agreement”) do not purport to be complete and are qualified in their entirety by reference to these agreements, which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended May 2, 2004.

           On March 16, 1998, Del Monte entered into employment agreements with Mr. Wolford and Mr. Smith as Chief Executive Officer and Chief Operating Officer, respectively. The Wolford/ Smith Employment Agreements are for an indefinite term. Under the terms of the Wolford/ Smith Employment Agreements as amended in 1999 and 2002, if the employment of Mr. Wolford or Mr. Smith is terminated by Del Monte without Cause (as defined in the agreements) or by such executive for any reason, the executive would be entitled to continue to receive his base salary and target incentive bonus award and to participate in certain employee welfare benefit plans and programs of Del Monte for up to two years after the date of termination of employment, subject to his not competing with Del Monte, and to his signing a general release and waiver with respect to claims he may have against Del Monte. In addition, Mr. Wolford and Mr. Smith would receive a pro-rata annual bonus under the Annual Incentive Plan for the year in which such termination or resignation occurs. In the event of Termination Upon Change of Control, (as defined in the agreements), Mr. Wolford and Mr. Smith would be entitled to receive the benefits set forth above, provided however that their salaries and bonuses would be made in a lump sum payment within 30 days of their termination date rather than over a period of up to two years. The Wolford/ Smith Employment Agreements contain provisions regarding not soliciting Del Monte employees and not disclosing proprietary or confidential information of Del Monte.

           The Meyers Employment Agreement is for an indefinite term. It provides that if Mr. Meyers’ employment is terminated by Del Monte without Cause (as defined in the agreement) or if Mr. Meyers resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his not competing with Del Monte or disclosing confidential information or trade secrets of Del Monte, severance payments over a three-year period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Meyers over the three-year period would equal two times the sum of: (1) Mr. Meyers’ highest annual base salary in effect during the 12-month period prior to termination or resignation and (2) the target incentive bonus award for the year in which the termination or resignation occurs (or, if greater, the amount of the award for the next preceding year). In addition, Mr. Meyers would receive a pro-rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in certain employee benefit plans and programs maintained by Del Monte in which he participated until the earlier of (1) the end of the three-year period or (2) such time as he is covered by comparable programs of a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Meyers would be entitled to receive the benefits set forth above, provided however that the payment of his salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of three years.

           The Haberman Employment Agreement is for an indefinite term. It provides that if Mr. Haberman’s employment is terminated without Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Haberman over such 12-month period would equal the sum of: (1) his highest annual base salary during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which such termination or resignation occurs. In addition, Mr. Haberman would receive a pro-rata annual bonus for the year in which such termination or resignation occurs, and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participated and in applicable executive perquisites until the earlier of (1) the end of the 12-month period or (2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Haberman would receive 18 months of executive-level outplacement services up to a maximum amount. In the event of Termination Upon Change of Control (as defined in the agreement), Mr. Haberman would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Haberman Employment Agreement also provides that, if Mr. Haberman’s employment terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Haberman Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination, and not disclosing proprietary or confidential information of Del Monte at any time.

           The Lommerin Employment Agreement is for an indefinite term. It provides that if Mr. Lommerin’s employment is terminated without Cause (as defined in the agreement) or if he resigns for Good Reason (as defined in the agreement), he would receive as severance, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, severance payments over a 12-month period commencing on the date of such termination or resignation. The aggregate amount of the severance payable to Mr. Lommerin over the 12-month period would equal the sum of: (1) his highest annual base salary in effect during the 12-month period prior to such termination or resignation and (2) his target incentive bonus award for the year in which termination or resignation occurs. In addition, Mr. Lommerin would receive a pro-rata annual bonus under the Annual Incentive Plan for the year in which termination or resignation occurs and would be entitled to participate in medical benefit plans maintained by Del Monte in which he participates until the earlier of (1) the end of a 12-month period or (2) such time as he is covered by comparable programs of a subsequent employer. In addition, Mr. Lommerin would receive 18 months of executive-level outplacement services up to a maximum amount, and he would be entitled to participate in certain management perquisites until the earlier of (1) the end of a 12-month period or (2) such time as he receives comparable perquisites from a subsequent employer. In the event of Termination Upon Change of Control, (as defined in the agreement), Mr. Lommerin would be entitled to receive the benefits set forth above, provided however that the severance payment of salary and bonus would be made in a lump sum payment within 30 days of his termination date rather than over a period of 12 months. The Lommerin Employment Agreement also provides that, if Mr. Lommerin’s employment terminates upon disability, subject to his signing a general release and waiver with respect to claims he may have against Del Monte, he would receive severance payments over a 12-month period in an aggregate amount equal to his highest base salary during the 12-month period prior to the termination date and his target incentive bonus for the year in which termination occurs. The Lommerin Employment Agreement contains provisions regarding not soliciting employees, customers or suppliers of Del Monte for a two-year period after termination and not disclosing proprietary or confidential information of Del Monte at any time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The information below describes certain transactions to which Del Monte, the registrant, is a party.

Transactions with Del Monte Corporation

           Del Monte Corporation is a directly and wholly owned subsidiary of Del Monte. For the year ended May 2, 2004, Del Monte Corporation and its subsidiaries accounted for 100% of the consolidated revenues and net earnings of Del Monte, except for expenses relating to compensation of the members of the Board of Directors of Del Monte. As of May 2, 2004, Del Monte’s sole asset was the stock of Del Monte Corporation. Del Monte had no subsidiaries other than Del Monte Corporation and its subsidiaries, and had no direct liabilities other than accruals relating to the compensation of the members of the Board of Directors of Del Monte. Del Monte is separately liable under various full and unconditional guarantees of indebtedness of Del Monte Corporation.

Transactions with Texas Pacific Group

           Through affiliated entities, Texas Pacific Group (“TPG”), a private investment group, was a majority holder of Del Monte common stock prior to the Merger. During the year ended May 2, 2004, these affiliated entities, TPG Partners, L.P. and TPG Parallel I, L.P., exercised their right pursuant to the Stockholder Rights Agreement (“Stockholder Rights Agreement”), dated as of June 12, 2002, to request the filing of a shelf registration of Del Monte common stock. Under the terms of the Stockholder Rights Agreement, TPG has the right, subject to certain restrictions, to demand that the Company file up to two registration statements to register the resale of Del Monte common stock owned by them. On September 9, 2003, the Company filed a shelf registration statement on Form S-3, in accordance with the TPG request, covering 24,341,385 shares of the Company’s common stock held by TPG Partners, L.P. and TPG Parallel I, L.P. On November 21, 2003, the Company filed an amendment to the shelf registration statement on Form S-3, which incorporated the Company’s Quarterly Report on Form 10-Q for the quarter ended July 27, 2003. On November 25, 2003, the shelf registration statement was declared effective by the Securities and Exchange Commission. On January 14, 2004, the Company, TPG Partners, L.P., TPG Parallel I, L.P. and Goldman, Sachs & Co. entered into an Underwriting Agreement in connection with the sale by TPG Partners, L.P. and TPG Parallel I, L.P. of 12,000,000 shares of the Company’s common stock covered by the shelf registration statement for $10.08 per share. The Company did not receive any proceeds from the sale. To date, the Company has incurred expenses of approximately $100,000 in connection with performing its obligations under the Stockholder Rights Agreement.

           Compensation earned by Mr. Price as a director of Del Monte, excluding options, is paid to Texas Pacific Group Partners, L.P. Mr. Price is an officer of Texas Pacific Group. In fiscal 2004, Mr. Price earned $44,000 and 3,613 shares of Del Monte common stock.

           Del Monte will address any conflicts of interest and future transactions it may have with its affiliates, including Texas Pacific Group, or other interested parties in accordance with applicable law. Delaware law provides that any transaction between a corporation and any director or officer or other entity in which any of the corporation’s directors or officers are also directors or officers, or have a financial interest, will not be void or voidable solely due to the fact of the interest or affiliation, or solely because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or solely because the votes of interested directors are counted in approving the contract or transaction, so long as (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Transactions with Management

           In 1998, Del Monte sold shares of Del Monte common stock to certain key employees, including the then executive officers of Del Monte, under the Del Monte Employee Stock Purchase Plan. See “Employment and Other Arrangements — Plans and Policies — Stock Purchase Plan.” Messrs. Wolford and Smith, the Company’s Chief Executive Officer and Chief Operating Officer respectively, each paid $175,000 in cash and borrowed an additional equal amount from Del Monte, under individual secured Promissory Notes, to acquire the stock purchased by each of them pursuant to the plan. These loans were made by Del Monte in 1998 in accordance with then-applicable law. On November 11, 2003, Messrs. Wolford and Smith each repaid their loans to the Company in full, including interest thereon, in accordance with the terms thereof. Other than the aforementioned loans, there were no outstanding Company loans or advances to any of the Company’s directors or executive officers or members of their immediate families, during the fiscal year ended May 2, 2004.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

This Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           The compensation of Del Monte’s executive officers generally is determined by Del Monte’s Compensation Committee which currently consists entirely of non-employee directors who were determined by the Board of Directors to meet the definition of “independent” within Del Monte’s Corporate Governance Guidelines and the Compensation Committee’s Charter, the “non-employee director” standard within the meaning of Section 16b-3 of the Securities Exchange Act of 1934 and the “outside director” standard within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. In developing the executive compensation program of Del Monte, the Compensation Committee has used and continues to use the services of a nationally recognized compensation consulting firm, which provides comparative and other requested information to assist the Compensation Committee.

Compensation of Former Heinz Employees

           In connection with the Merger, Del Monte made various commitments regarding the compensation of former Heinz employees and the fiscal 2004 base salaries and annual bonuses of the affected executive officers were determined accordingly. These commitments extend until December 20, 2004, the two-year anniversary of the acquisition. The information in this Report regarding the compensation of executive officers consequently does not apply to these former Heinz employees, except as explicitly noted.

Compensation Philosophy and Principles

           For the 2004 fiscal year, compensation consisted of base salary, annual cash bonus payments and long-term incentives in the form of stock option grants and other equity incentives. In connection with establishing executive compensation levels for the 2004 fiscal year, the Compensation Committee adhered to the following philosophy and principles which are reflected in the Committee’s Charter:

• Del Monte should provide total compensation packages that are competitive and consistent with those provided by (1) major branded food and consumer products companies that are similar in size to Del Monte and require comparable leadership competencies, skills, and experiences, and (2) other organizations that operate in the global and regional markets in which Del Monte competes for talent;

• Base pay should generally be managed to the market median, however, actual incumbent pay may be above or below this standard in order to recognize individual competencies, skills, experience, and sustained performance;

• Annual bonus payments should be targeted at the market median but should also result in variable pay levels that recognize performance at the corporate, business unit and individual levels;

• Long-term incentives should be targeted at above the market median (50th — 75th percentile) with individual awards that recognize such individual’s impact and commitment as well as overall corporate success and the creation of stockholder value;

• The percentage of compensation that is variable or “at risk” should increase with an executive officers’ compensation and grade level; and

• Compensation should align executive officers’ interests with those of stockholders by focusing attention on Del Monte’s long-term stock performance and facilitating and encouraging ownership of Del Monte common stock.

The Compensation Committee believes that establishing a compensation program that adheres to the foregoing philosophies and principles will help Del Monte create and retain a strong executive team that shares a common view of Del Monte’s business and works to create and sustain stockholder value.

Base Salary for 2004 Fiscal Year

           Base salaries for executive officers for the 2004 fiscal year were set at philosophy described above and considered appropriate in view of the responsibilities of each position. Individual performance was also considered. Company performance is generally not taken into consideration in connection with base pay and, as discussed below, is instead reflected in bonus determinations. With the assistance of its outside compensation consulting firm, in May 2003, the Committee reviewed the base salary of each of the Company’s executive officers who reported to our Chief Executive Officer, including all of our named executive officers (who are set forth in “Compensation of Executive Officers — Summary Compensation Table”). The Committee determined that base pay was generally below the market median and increased executive officers’ salaries accordingly. The Committee determined that the base pay of a recently hired executive officer was already consistent with the Committee’s compensation philosophy and accordingly needed no adjustment. In September 2003, again with the assistance of its outside compensation consulting firm, the Committee reviewed the base salary of all of the Company’s executive officers. The Committee determined that the base pay of the executive officers who had received increases in May 2003 continued to be consistent with the Committee’s compensation philosophy. However, the Committee determined that the base pay of the remaining executive officers was generally below the market median and increased base pay accordingly. It has been and continues to be the Compensation Committee’s practice to review and approve any salary increase for an executive officer.

           The Company generally enters into employment agreements with its executive officers. Descriptions of the employment agreements for the named executive officers can be found in “Employment and Other Arrangements — Employment Agreements.”

Annual Incentive Award for 2004 Fiscal Year

           The Annual Incentive Program provides for cash awards to be determined shortly after the end of the fiscal year. With respect to the Annual Incentive Program for the 2004 fiscal year, the Committee established Company-wide and business unit financial targets as incentives for superior corporate and business unit performance, confirmed individual objectives for each executive officer, and assigned each executive officer a target award. Each target award reflected the percentage of an executive officer’s base salary that would be paid in bonus if that officer received an achievement score of 100% for his or her Company-wide financial targets, business unit financial targets (if applicable) and individual objectives. For executive officers, target awards range from 45% to 100% of the officer’s eligible fiscal year earnings. The percentage target award assigned generally increases with an executive officer’s position; consequently, those executive officers at higher grade levels and higher base pay have a greater proportion of their compensation “at risk” and dependent upon Company performance. The relative weight of the financial targets and individual objectives was also determined at the beginning of the fiscal year.

           In the case of each of the Chief Executive Officer and the Chief Financial Officer, the Committee determined that the award would be based three-fourths on the Company-wide financial performance targets and one-fourth on the individual objectives. For other executive officers, excluding the managing directors of the Company’s various operating segments, the Committee determined that the award would be based three-fifths on the Company-wide financial targets and two-fifths on individual objectives. For the managing directors of the Company’s various operating segments, the Committee determined that the award would be based one-half on the Company-wide financial targets, one-fourth on the applicable business unit financial targets and one-fourth on individual objectives. For all targets, the maximum achievement score was set at 200% and the minimum at 0%. Each executive officer’s primary Company-wide financial target was based on Del Monte achieving as a threshold a minimum adjusted earnings per share target. Each managing director’s primary business unit financial target was based on such director’s business unit achieving as a threshold a minimum direct operating income. Individual objectives included goals relating to cost management, organization effectiveness, organizational development and new product initiatives, among others.

           The Compensation Committee was responsible for determining the payout of awards under the Annual Incentive Program with respect to the 2004 fiscal year. In general, the Compensation Committee determined such amounts based on its assessment of the attainment of the Company-wide financial targets, applicable business unit financial targets and individual objectives established by the Committee. The Compensation Committee determined that the Company-wide financial objective was achieved at a 100% level. Where an executive officer was a direct report to another executive officer, the Committee took into consideration the recommendation of such supervising executive officer in assessing achievement of individual objectives. With respect to the 2004 fiscal year, the Compensation Committee approved awards ranging from 45.1% to 107.5% of the applicable executive officer’s eligible fiscal year earnings, which awards represented achievement levels of 87.7% to 126.0%.

Long-Term Incentive Plan Compensation for 2004 Fiscal Year

           For the 2004 fiscal year, long-term incentives were addressed through grants of stock options and performance accelerated restricted stock units under Del Monte’s 2002 Stock Incentive Plan. The Compensation Committee believes that long-term incentives are a key component of the Company’s total compensation approach and that using stock options and performance accelerated restricted stock units as long-term incentives aligns the interests of the executive officers of Del Monte with the interests of Del Monte stockholders. The Committee believes that the value of such long-term incentives to executive officers increases with Company performance and stockholder returns. The Compensation Committee approves all option grants and performance accelerated restricted stock unit grants for executive officers as well as the guidelines to be used for option grants for other management employees. In September 2003, the Compensation Committee approved option grants and grants of performance accelerated restricted stock units. In determining the levels of these option and performance accelerated restricted stock unit awards, the Committee considered each executive officer’s level of responsibility and individual performance in addition to long-term incentives available at comparable companies. Criteria used to evaluate performance were similar to those used for determining achievement of individual objectives for purposes of the Annual Incentive Program. As with the Committee’s review of base pay, the Committee utilized the services of its outside compensation consulting firm in benchmarking such long-term incentives. Annual option grants typically vest in equal annual installments over a four-year period. The grants of performance accelerated restricted stock units vest in full at the end of a five-year period; however, in the event Del Monte’s total stockholder return exceeds the median stockholder return generated by a peer group of mid-cap food companies, then such grants will vest at the end of a three-year or four-year period, depending on the level of achievement.

Perquisites for 2004 Fiscal Year

           For the 2004 fiscal year, executive officers were entitled to a variety of in-kind perquisites that were paid by the Company. Perquisites included tax preparation services, financial planning, Company-leased vehicles or personal automobile allowances, on-site parking, personal automobile insurance, umbrella liability insurance and club memberships. Such perquisites were part of a total compensation package consistent with the Compensation Committee’s overall philosophy that Del Monte should provide total compensation packages that are competitive and consistent with those provided by industry and geographical comparator companies. However, consistent with the Committee’s other compensation philosophies, perquisites are generally a less important component of the Company’s overall compensation approach than base pay, bonuses and long-term incentives. Accordingly, perquisites generally do not represent a substantial portion of an executive officer’s total compensation absent particular circumstances, such as relocation.

Compensation of Chief Executive Officer for 2004 Fiscal Year

           The Compensation Committee meets annually to review the performance and compensation of Richard G. Wolford, Chairman of the Board, President and Chief Executive Officer of Del Monte. Mr. Wolford’s compensation package for fiscal 2004 generally consisted of a base salary, an annual incentive award cash bonus, option grants to purchase shares of Del Monte common stock and grants of performance accelerated restricted stock units.

           In setting the overall compensation level for the Chief Executive Officer with respect to the 2004 fiscal year, the Compensation Committee considered comparative compensation information from other companies in addition to Mr. Wolford’s accomplishments and individual performance. Mr. Wolford’s base salary and target award were set at levels that were consistent with the Committee’s compensation philosophy. In May 2003, the Compensation Committee reviewed Mr. Wolford’s base pay and determined that his base pay, like most of the other executive officers’ base pay, was below median. Accordingly, the Committee increased Mr. Wolford’s base pay.

           Mr. Wolford’s base salary for the 2004 fiscal year was $810,000 and his award under Del Monte’s Annual Incentive Program for the 2004 fiscal year was $870,750. This bonus was greater than Mr. Wolford’s target award and was based on the Compensation Committee’s evaluation of Mr. Wolford’s achievement of the Company-wide financial performance targets and his individual objectives established at the beginning of the fiscal year. Mr. Wolford’s targets and objectives for the 2004 fiscal year included the Company-wide financial objective of achieving as a threshold a minimum adjusted earnings per share target, as well as individual targets and objectives relating to continued integration of the businesses acquired from H.J. Heinz Company in December 2002, new product development, cost management, organizational development, strategic acquisitions and divestitures, and investor relations. As noted above, Mr. Wolford’s bonus for fiscal 2004 was based three-fourths on the achievement of the Company-wide financial objective and one-fourth on the achievement of the individual objectives, with each individual objective having relatively comparable weight to the others. With a target award percentage that was set at 100%, and as the executive officer with the highest base pay, Mr. Wolford was the executive officer with the greatest proportion of his overall compensation “at risk” and dependent upon Company performance.

           In September 2003, the Compensation Committee granted Mr. Wolford an option to purchase 865,000 shares of Del Monte common stock at a purchase price of $8.78 per share. This option vests in equal annual installments over four years. Additionally, in September 2003, Mr. Wolford received 100,970 performance accelerated restricted stock units. The grants of performance accelerated restricted stock units vest in full at the end of a five-year period; however, as described above, such vesting can be accelerated to the end of a three-year or four-year period.

           Mr. Wolford was also entitled to certain perquisites during fiscal 2004. These perquisites included tax preparation and financial planning services (with a combined limit of $10,000 per year), on-site parking, a Company-leased vehicle, personal automobile insurance, umbrella liability insurance and business club memberships.

           Detailed disclosure of Mr. Wolford’s compensation for fiscal 2004 is contained in “Compensation of Executive Officers — Summary Compensation Table” and a description of Mr. Wolford’s employment agreement is contained in “Employment and Other Arrangements — Employment Agreements.”

Tax Treatment of Executive Compensation

           Section 162(m) of the Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the Chief Executive Officer and each of Del Monte’s four other most highly compensated executive officers. The Compensation Committee intends that Del Monte will generally manage its executive compensation program so as to preserve the related federal income tax deductions.

The Compensation Committee

Samuel H. Armacost, Chairman
Terence D. Martin
David R. Williams

REPORT OF THE AUDIT COMMITTEE

This Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           The primary role of the Audit Committee is to assist the Board of Directors in its oversight of Del Monte’s financial reporting process and to interact directly with and evaluate the performance of Del Monte’s independent auditors.

           In the performance of its oversight function, the Audit Committee has reviewed Del Monte’s audited financial statements for the fiscal year ended May 2, 2004 and has met with both management and Del Monte’s independent auditors, KPMG LLP, to discuss those financial statements. The Audit Committee has discussed with KPMG LLP those matters required to be discussed by Statements of Auditing Standards No. 61, as amended, and has reviewed with them their judgments as to the quality, not just the acceptability, of Del Monte’s accounting principles.

           The Audit Committee discussed with Del Monte’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met separately with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

           The Audit Committee has received from and discussed with KPMG LLP its written disclosures and letter regarding its independence from Del Monte as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence.

           Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Del Monte for the fiscal year ended May 2, 2004 be included in Del Monte’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

           It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Del Monte’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Del Monte; that is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors, an independent registered public accounting firm, with respect to such financial statements.

The Audit Committee

Terence D. Martin, Chairman
Timothy G. Bruer
David R. Williams

PERFORMANCE MEASUREMENT COMPARISON

           This Section is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

           Set forth below is a line graph comparing the cumulative total return on Del Monte Foods Company common stock (listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol “DLM”) with the cumulative total return of the Standard & Poor’s 500 and the Standard & Poor’s MidCap Food, Beverage & Tobacco indexes, for the period commencing June 30, 1999 and ending on April 30, 2004 (the last trading day prior to the commencement of Del Monte’s fifth preceding fiscal year and the last business day of the most recent fiscal year end, respectively). The graph is based on the assumption that $100 was invested on June 30, 1999 in Del Monte’s common stock and in each index, and that all dividends were reinvested.

Stock Performance Graph

HOUSEHOLDING OF PROXY MATERIALS

           The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

           This year, a number of brokers with account holders who are Del Monte stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to Investor Relations, Del Monte Foods Company, P.O. Box 193575, San Francisco, California 94119-3575, or (3) contact our Investor Relations department at (415) 247-3382. Del Monte will promptly deliver, upon request to the Del Monte address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

           The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James Potter
General Counsel and Secretary

August 17, 2004

           A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended May 2, 2004 is available without charge upon written request to: Corporate Secretary, Del Monte Foods Company, P.O. BOX 193575, San Francisco, California 94119-3575.

ANNEX A

STATEMENT OF POLICY AND PROCEDURES
OF THE
AUDIT COMMITTEE OF
DEL MONTE FOODS COMPANY

PRE-APPROVAL OF ENGAGEMENTS

FOR AUDIT AND NON-AUDIT SERVICES

Introduction

           The Sarbanes-Oxley Act of 2002 (the “Act”) vests the Audit Committee of the Board of Directors with the responsibility to appoint and to oversee the work of the Independent Auditors of Del Monte Foods Company (the “Company”). Under the Act and under rules that the Securities and Exchange Commission (the “SEC” or the “Commission”) has issued pursuant to the Act, that responsibility includes in particular the requirement that the Audit Committee review and pre-approve (i.e. approve prior to the commencement of such services) all audit and non-audit services performed by the Independent Auditors. In exercising that responsibility, it is the policy of the Audit Committee to give paramount consideration to the question of whether the engagement of the Independent Auditors to perform the proposed services is likely to create a risk that the Independent Auditors’ independence may be compromised. To that end, the Audit Committee will endeavor to exercise its discretion in a manner intended to avoid or minimize the risk of compromising the independence of the Independent Auditors.

General Considerations

           In making this determination, the Audit Committee is mindful of the guidance provided by the SEC: “The Commission’s principles of independence with respect to services provided by auditors are largely predicated on three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work, and (3) an auditor cannot serve in an advocacy role for his or her client.” Thus, in evaluating whether a proposed engagement presents a material risk of compromising the independence of the Independent Auditors, the factors that the Audit Committee will typically consider will include whether the service in question is likely to cause the Independent Auditors to function in a management role, to be put in the position of auditing their own work, or to serve in an advocacy role for the Company. In addition, the Audit Committee believes that the risk of such compromise may increase as the volume of non-audit services performed by the Independent Auditors exceeds the volume of audit services performed by the Independent Auditors. Accordingly, it is the policy of the Audit Committee that, in the absence of strong countervailing considerations, the total amount of fees payable to the Independent Auditors on account of non-audit services (excluding audit-related services) with respect to any fiscal year should not exceed the total amount of fees for audit services and audit-related services payable to the Independent Auditors with respect to such year. For purposes of this policy statement, “audit-related services” means those services relating to “audit-related fees” (as such term is used by the SEC). This policy is adopted with the intent to maintain Committee flexibility in circumstances under which a proposed engagement for non-audit services is likely to provide the Company with benefits that substantially outweigh the risk to independence.

Procedures

           In order to assist the Audit Committee in applying this policy, any officer or other employee of the Company who proposes that the Independent Auditors be engaged to perform audit or non-audit services will be expected to submit such a proposal in writing to the Audit Committee accompanied by the following supporting materials, to the extent appropriate given the facts and circumstances of the proposed engagement:

1.	A description of the services proposed to be provided by the Independent Auditors.

2.	A description of the extent, if any, to which the services in question are likely to cause the Independent Auditors to function in the role of management, to recommend actions by the Company that the Independent Auditors may be called upon to review in their role as the Company’s Independent Auditors, or to serve as an advocate for the Company.

3.	A description of the qualifications of the Independent Auditors that demonstrate their capability to perform the services in question.

4.	The name or names of service-providers who were considered as alternatives to the Independent Auditors to perform the services in question, and a description of the qualifications of each such alternative service-provider relating to its capability to perform the services in question.

5.	A detailed explanation of the benefits that the Company is expected to enjoy as a result of engaging the Independent Auditors, rather than an alternative service-provider, to perform the services in question.

6.	An estimate of the amount of fees that the Independent Auditors are likely to be paid for performance of the services in question.

           The Audit Committee will typically approve requests to engage the Independent Auditors to provide additional audit services that may be required by the Company or its subsidiaries, such as the audit of Del Monte Corporation or the statutory audits of its foreign subsidiaries. Additionally, the Audit Committee will typically be inclined to approve requests to engage the Independent Auditors to provide those types of non-audit services that are closely related to the audit services performed by the Independent Auditors, such as audit-related services and services relating to tax compliance and preparation of tax returns. Because such non-audit services bear a close relationship to the audit services provided by the Independent Auditors, the Audit Committee believes that they will not ordinarily present a material risk of compromising the Independent Auditors’ independence.

           The Audit Committee notes that requests to engage the Independent Auditors to perform “due diligence” services relating to transactions that the Company may be considering from time to time will require a careful balancing of the potential for the Independent Auditors to review their own work against, among other things, the fact that (i) such due diligence services may be closely related to audit services, (ii) the Independent Auditors’ familiarity with the Company and its businesses may provide important insights and cost efficiencies, and (iii) the concurrent engagement of the Independent Auditors may be necessary in connection with the Company’s obligations to file periodic reports or current reports relating to such transactions with the SEC.

           The Audit Committee will not approve any prohibited non-audit service, as such may be identified from time to time by the SEC.

Delegation of Authority

           To ensure prompt handling of unexpected matters, between meetings of the Audit Committee, the Chairman of the Audit Committee is authorized and directed, for and on behalf of the Audit Committee, to review and to approve services to be provided by the Independent Auditors as the

Chairman may deem reasonable or necessary and which the Chairman may deem as consistent with this policy, provided that the expected fees for each such service so approved does not exceed $50,000 and that the aggregate expected fees for all such services so approved from one meeting of the Audit Committee to the next does not exceed $150,000. Any approval by the Chairman of any such service shall serve as conclusive evidence of the Chairman’s determination of the reasonable or necessary nature of such service and the Chairman’s determination that such service is consistent with this policy. The Chairman shall report to the Audit Committee at each meeting thereof any and all specific services approved by the Chairman pursuant to his authority provided hereunder since the last such report made by the Chairman.

           The Audit Committee recognizes the important interplay between the independence of the Independent Auditors and the engagement of the Independent Auditors for services, particularly non-audit services. Accordingly, despite its delegation of authority to the Chairman but without limiting such delegation, the Audit Committee will endeavor to consider proposed engagements of the Independent Auditors as a committee. In order to assist the Audit Committee in this endeavor, the Audit Committee expects that management generally will present proposed engagements of the Independent Auditors at regularly scheduled Audit Committee meetings. To the extent particular services may be identifiable prior to or at the beginning of a fiscal year, such as those set forth on Exhibit A hereto, the Audit Committee encourages management to submit proposals regarding such services prior to or at the beginning of such year.

EXHIBIT A

ANTICIPATED SERVICES

           Based on the Company’s historical needs as assessed from time to time, the Audit Committee anticipates that services will be required in the future in connection with:

1)	debt covenant compliance letters;

2)	registration statements and other offering documents, including related consents and comfort letters;

3)	the audit of the Company and related attestation services under Section 404 of the Act (which attestation shall not be a separate engagement from the audit of the Company), including review of the related press release and Annual Report on Form 10-K(1);

4)	quarterly reviews of the Company’s financial statements, Quarterly Reports on Form 10-Q and related press releases(1);

5)	the audit of Del Monte Corporation(1);

6)	the audit of the Company’s (including its subsidiaries’) defined benefit plans and defined contribution plans, including the related 5500 reports and Reports on Form 11-K, if any;

7)	the statutory audits of the Company’s Puerto Rican and foreign divisions and subsidiaries;

8)	quarterly reviews for compliance with U.S. GAAP of the reporting packages prepared for the Company by its foreign subsidiaries;

9)	preparation or review of corporate tax returns for the Company, its subsidiaries or its branches in foreign jurisdictions; and

10)	online accounting and research tools.

(1)	Includes consultations by the Company’s management with the Independent Auditors as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

ANNEX B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF DEL MONTE FOODS COMPANY

I.	Purpose

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Del Monte Foods Company (“Company”) is designated by and acts on behalf of the Board pursuant to Article III, Section 2 of the Company’s Bylaws (“Bylaws”). The Committee’s purposes shall be:

A.	To assist the Board in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the performance of the Company’s internal audit function;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) or fairly present the financial condition, results of operations, and cash flows of the Company. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with applicable auditing standards, or that the Company’s independent auditors are in fact “independent.”

II.	Membership

A.	The Committee shall be composed of at least three directors, each of whom must be independent. A director shall qualify as independent if the Board affirmatively determines that such director is independent based upon the independence criteria set forth in the Company’s Corporate Governance Guidelines as amended from time to time. Members of the Committee must also satisfy the following additional independence requirements:

1.	No Committee member may be an affiliated person of the Company or any of its subsidiaries, as defined in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”); and

2.	No Committee member shall accept directly or indirectly, including through certain family members identified in SEC Rule 10A-3 under the Exchange Act, any consulting, advisory, or other fees from the Company or any subsidiary of the Company, except for fees for services as a director and member of the Audit Committee and any other Board committee and certain fixed retirement benefits and deferred compensation, as set forth in SEC Rule 10A-3.

B.	All members of the Committee shall, in the judgment of the Board, be financially literate or become financially literate within a reasonable time after appointment to the Committee. In addition, in the judgment of the Board, at least one member shall have accounting or related financial management expertise and, to the extent possible, be a “financial expert,” as the SEC defines that term.

C.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

D.	No member of the Committee may serve simultaneously on the audit committees of more than two (2) other public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four (4) times per year. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors, the senior member of the Company’s internal audit department, and management in separate meetings, as often as it deems necessary and appropriate.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting and other advisors, and the Company shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

The Committee shall have the following resources, duties and responsibilities:

A.	Resources. The Committee shall have:

1.	Sole responsibility and the necessary funding, to retain, set compensation and retention terms for, and terminate any internal and external legal, accounting and other advisors that the Committee determines to employ to assist in the performance of its duties.

2.	Access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

B.	Duties with respect to the Financial Reporting Process. The Committee shall:

1.	Generally oversee the disclosure controls and procedures established to provide full, fair, accurate, timely and understandable disclosure by the Company in periodic reports, proxy statements and other filings filed or furnished by the Company under the Exchange Act.

2.	Review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in the Company’s Form 10-Qs, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures to be included in SEC filings prior to their release. In addition, the Committee shall discuss with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, the effects of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements; and the use of pro forma or non-GAAP financial information. The Committee shall review with the independent auditors such auditors’ judgment of the quality of the Company’s accounting practices.

3.	Review and discuss with management and the independent auditors the adequacy of the Company’s CEO and CFO financial report certification process, any correspondence with regulators, and any published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

4.	Recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

5.	Review earnings press releases prior to their release, as well as the types of financial information and earnings guidance and types of presentations to be provided to analysts and rating agencies.

6.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

C.	Duties with respect to Risk Assessment and the Control Environment. The Committee shall:

1.	Discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, including environmental risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures.

2.	Oversee the administration of the Company’s Compliance Program, including its Standards of Business Conduct; review and update periodically the Company’s Standards of Business Conduct; and have the sole authority to grant appropriate waivers of the application of the Company’s Standards of Business Conduct to a director or executive officer, any such waiver shall be promptly reported to the entire Board and the Company’s stockholders.

3.	Meet periodically with the senior members of the internal audit department, the general counsel’s office and, where appropriate, the independent auditors, to review the Company’s policies and procedures regarding practices that may impact the financial statements, and to review the Company’s performance relative to its Compliance Program and the Standards of Business Conduct.

4.	Oversee the Company’s internal controls, including its internal control over financial reporting; discuss with management and the independent auditors the impact on the Company of any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any special audit steps adopted in light of material control deficiencies; consider any fraud involving management or other employees that is reported to the Committee; and oversee appropriate corrective actions in internal control.

D.	Duties with respect to the Independent Auditors. The Committee shall:

1.	Have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, to compensate the independent auditors.

2.	Review and approve in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Committee may establish policies and procedures for the pre-approval of audit and non-audit services, including the ability to delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre-approval to the full Committee at its next meeting.

3.	Prior to each audit, meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of rotation requirements and other independence rules on the staffing.

4.	At least annually, obtain and review a report by the independent auditors describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

5.	Review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices; alternative treatments within GAAP for policies and practices relating to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	Discuss with the independent auditors any problems or difficulties arising during the audit or review, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response to same, shall discuss with the independent auditors any other matters required to be brought to its attention under applicable auditing standards (such as SAS 61 and Independent Standards Board No. 1), and shall resolve any significant disagreements between the independent auditors and management.

7.	After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the lead partner of the independent auditors, including assuring the regular rotation of the lead audit partner as required by law. In making its evaluation, the Committee shall take into account applicable legal and listing requirements as well as the opinions of management and the senior member of the Company’s internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.	Set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position any partner, employee, or former employee of the Company’s independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

E.	Duties with respect to the Internal Audit Function. The Committee shall:

1.	Oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.	Review and approve the appointment and replacement of the senior member of the internal audit function.

3.	Review and approve the annual internal audit plan of, and any special projects undertaken by, the internal audit function, and discuss the internal audit function’s plan, operations and budget with the Company’s independent auditors.

4.	Discuss with the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit function the results of the internal audits and special projects.

5.	Review any significant reports to management prepared by the internal audit function and management’s responses.

F.	Duties with respect to Evaluations and Reports. The Committee shall:

1.	Under the guidance of the Nominating and Corporate Governance Committee, annually review and assess the performance of the Committee and deliver a report to the Nominating and Corporate Governance Committee which will then deliver a report to the Board setting forth the results of the Committee’s evaluation. In conducting this review, the Audit Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Committee, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	Make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, and the effectiveness of the Company’s disclosure controls and procedures.

G.	Other Duties and Responsibilities. The Committee shall:

1.	Review and approve all related party transactions.

2.	Establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.	Periodically review the performance of the investment advisor that supports Del Monte’s Employee Benefits Committee.

4.	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee, which shall, if appropriate, recommend such changes to the Board for its approval.

5.	Maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

6.	Perform any other activities consistent with this Charter, the Company’s Amended and Restated Certificate of Incorporation, the Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

ANNEX C

STATEMENT OF POLICY AND PROCEDURES
OF THE
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF
DEL MONTE FOODS COMPANY
IDENTIFYING, EVALUATING AND RECOMMENDING
NOMINEES FOR ELECTION TO THE
BOARD OF DIRECTORS

Approved June 30, 2004

Introduction

           The Charter of the Nominating and Corporate Governance Committee (Committee) of the Board of Directors (Board) of Del Monte Foods Company (Company) charges the Committee with responsibility for identifying individuals qualified to serve as members of the Board, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Charter also charges the Committee with responsibility for recommending persons to fill vacancies that may arise on the Board.

           More specifically, the Committee is charged with the duty to “[d]etermine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board . . . and actively seek individuals qualified to become Board members and maintain an active file of suitable candidates for consideration as nominees to the Board.”

           In order to assist the Committee in fulfilling the foregoing duties, the Committee desires to set forth written criteria for identifying, evaluating and recommending nominees for election or appointment to the Board. The Committee is committed to supporting and fostering an independent Board with the skills, judgment and knowledge needed to represent the interests of the Company and its stockholders. To that end, the Committee will endeavor to exercise its discretion in a manner intended to avoid or minimize the risk of compromising the independence of the Board, while adding to the diversity and depth of knowledge of the Board.

General Considerations

           The Committee expects that potential nominees for election or appointment to the Board shall be identified primarily through one of three possible avenues: 1) an incumbent Board member, 2) a candidate identified by the Committee and its independent executive search firm, and 3) a candidate nominated or recommended by a stockholder.

           The Committee recognizes that additional persons may be nominated by stockholders for election at the annual meeting of stockholders in accordance with Article II, Section 4 of the Company’s Amended and Restated Bylaws and that proxies may be solicited on behalf of such stockholders for the election of such additional persons. Because these policies and procedures are intended solely to assist the Committee in fulfilling its obligations under the Charter to identify, evaluate and recommend nominees for election or appointment to the Board, these policies and procedures do not address the candidacy of such additional persons, except to the extent that the Committee elects to recommend such person(s) to the Board.

Consequently, all references to “potential nominee” herein shall mean only those persons under consideration by the Committee.

           In fulfilling its obligations, the Committee seeks nominees that exemplify the primary attributes of an effective corporate director, which include, at a minimum, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. Additionally, the Committee seeks men and women of diverse backgrounds with a broad spectrum of experience and expertise and a reputation for integrity. Nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and have the potential to make significant contributions to the Company. Nominees should be willing to challenge management and should plan to make a significant time commitment to the Company.

           The Committee recognizes that no potential nominee should be considered in a vacuum. Instead, a particular potential nominee’s skills, limitations and personality must be considered within the context of the entire Board and the skills, limitations and personalities of the other directors. The composition of the full Board should reflect a range of abilities, experience and perspectives appropriate to the Company’s circumstances. Accordingly, the Committee’s annual evaluation of the size, function and needs of the Board is a critical part of the nominating process. As a whole, the Board should have competency in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international markets; (vii) business strategy; (viii) crisis management; (ix) corporate governance; and (x) risk management. Additionally, the Committee will endeavor to ensure that the Board includes a number of financially literate directors and must seek to identify, to the extent possible, at least one director who qualifies as a financial expert.

           The Committee typically will be required to recommend nominees in advance of the annual meeting of stockholders. In order to be prepared in the event of 1) an unexpected vacancy on the Board due to the death or resignation of a director, 2) an announcement by an incumbent director that s/he will not seek re-election, 3) a decision by the Committee not to re-nominate an incumbent director or 4) a decision to increase the size of the Board, whether to add a particular skill set or otherwise, the Committee will, over time, develop and maintain an informal list of potential nominees who may be developed fully should the need arise and who may serve as a “benchmark” against whom incumbent directors seeking re-nomination and stockholder-proposed candidates may be compared.

Procedures for Identifying and Evaluating Potential Nominees

Incumbent Directors

           The Committee recognizes and acknowledges that evaluating incumbent directors and deciding whether to recommend those directors for re-nomination is an important obligation. Re-nomination is regarded by directors and the Committee as a process of careful evaluation.

           In determining whether to recommend a director for re-election, the Committee will evaluate such director’s past performance against the Criteria for Evaluating Potential Nominees for Election to the Board attached hereto as Exhibit A (Evaluation Criteria), taking into account such matters as such director’s attendance at meetings and participation in and contributions to the deliberations of the Board and its committees. The Evaluation Criteria are consistent with the criteria set forth in the Charter for the Committee’s evaluation of the Board and its committees and accordingly such evaluation of a director’s past performance may, but need not, be conducted in conjunction with the Committee’s evaluation of the Board and its committees.

           Finally, the Committee shall evaluate such director’s skills and historical knowledge base with the Company within the context of the composition of the full Board, the duplicative or complementary skill sets of other Board members, the Company’s ongoing and future needs, and the benefits of continuity among Board members.

           In the event a member of the Committee is an incumbent director being considered for re-nomination, such member of the Committee shall recuse him or herself from all Committee discussions relating to such potential re-nomination. Generally, the Committee shall consider the re-nomination of incumbent directors in executive session.

           In the event the Committee decides not to recommend an incumbent director for re-nomination, that decision shall be conveyed privately to such director by the Chair of the Committee.

Committee-Identified Nominees

           When beginning a search for new directors, the Committee shall focus on its general criteria for Board and Board committee membership and any skills or perspectives that the Board or its committees currently lacks or needs to improve, as such skills or perspectives may have been identified in connection with the Committee’s most recent evaluation of the effectiveness of the Board and its committees. After the desired skill set has been identified, the Committee will prepare a job description to assist any executive search firm retained by the Committee in identifying potential candidates and for use by the Committee in evaluating potential candidates in conjunction with the Evaluation Criteria. Absent unusual circumstances, this job description will be presented to the full Board for approval.

           The Committee believes that using an executive search firm may give the Committee a larger, more diverse pool of potential candidates to consider, allowing the Committee to exercise greater selectivity when evaluating such potential candidates against the job description and Evaluation Criteria. Additionally, using an executive search firm may reduce the likelihood of pre-existing relationships between the potential nominee and other directors or Management and thereby foster greater Board independence. As set forth in its Charter, the Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee shall inform the Company’s Secretary in the event the Committee hires an executive search firm or other third-party in connection with the process of identifying and evaluating potential candidates.

           The Committee will also consider potential nominees recommended by Management or other directors.

           Following the identification of a potential nominee by the Committee through the use of an executive search firm or other referral, the Committee shall evaluate such potential nominee against the Evaluation Criteria, against the job description established by the Committee for filling such Board position, and within the context of the composition of the full Board. In general, the Committee anticipates that such evaluation or “development” process shall involve one or more of the following steps:

           Director and Officer Questionnaire. In connection with the Company’s annual disclosure obligations under applicable Securities and Exchange Commission Rules and Regulations, the Company requests directors to complete an annual questionnaire (D&O Questionnaire). Such questionnaire is designed to identify potential risks to the independence of a director as well as provide a variety of other information. The Committee may request potential nominees to complete the Company’s D&O questionnaire.

           Reference Checks. The Committee recognizes the importance of maintaining a solid working relationship with Management and among Board members and expects to speak with the potential nominee’s references and others to gain insight into such nominee’s judgment, character and personality.

           Interviews. In light of the Committee’s desire to develop a larger, more diverse pool of potential candidates to consider, a potential nominee may be unknown to the Board. The Committee may arrange interviews between the potential nominee (whether generally known to the Board or not) and other members of the Board, including the Committee, and solicit feedback accordingly.

           Background Checks. Since directors are important — and highly visible — roles within the Company, the Committee believes it is critical that it apply a high standard of care when considering potential nominees for the Board. Consequently, the Committee will typically engage a third-party pre-

employment service provider or full-service investigative firm to perform a background check on potential new nominees.

           Recognizing that the Committee may begin to identify potential candidates long before it has need of additional nominees, the evaluation process may be conducted in stages, with certain steps performed only as the need for additional nominees becomes apparent.

Stockholder-Proposed Nominees

           Candidates for election to the Board (other than nominees recommended by the Committee and proposed by the Board) may be nominated at the annual meeting of stockholders, only if the Secretary of the Company has received from the nominating stockholder

           (a) not less than ninety nor more than one hundred twenty days before the date designated for the annual meeting or, if such date has not been designated at least one hundred and five days in advance, then not more than fifteen days after such initial public disclosure, a written notice setting forth (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if such Regulation 14A were applicable (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) or any successor regulation or statute, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and (iii) the class and number of shares which are beneficially owned by the stockholder on the date of such stockholder’s notice, and

           (b) not more than ten days after receipt by the nominating stockholder of a written request from the Secretary, such additional information as the Secretary may reasonably require.

           In the event the Secretary receives the information required pursuant to paragraph (a) above with respect to a stockholder-proposed nominee, the Committee shall consider such proposed nominee. The Committee will also consider other candidates recommended by stockholders other than in accordance with paragraph (a) above(1). When considering a stockholder-proposed nominee, the Committee shall, to the extent practicable, consider the qualifications of such proposed nominee against the Evaluation Criteria and any current job description prepared by the Committee. In the event the Committee concludes that additional development of such potential nominee is warranted based on such initial evaluation, the Committee shall conduct such additional inquiry into the qualifications of such potential nominee as it deems appropriate and consistent with this policy statement, which additional inquiry may include obtaining a director and officer questionnaire, checking references, interviewing such potential nominee or conducting a back-ground check. After completing its consideration of such nominee, the Committee will determine whether or not it will recommend such nominee to the Board.

           The Committee shall report to the Board regarding its consideration of and conclusions with respect to any stockholder-proposed nominee. In connection therewith, the Committee shall report to the Secretary of the Company and the Board whether it has recommended or rejected any candidates put forward by any stockholder or group of stockholders who has beneficially owned more than 5% of the Company’s stock for at least one year at the time such stockholder or group of stockholders recommended such candidate. Such report shall include, at a minimum, the name of the stockholder or stockholders that made the recommendation and whether or not such stockholder or stockholders and such candidate have affirmatively consented to being named in the Company’s proxy statement.

(1)	For example, stockholders may send candidate suggestions directly to members of the Committee through the Company’s process for stockholder communications with the Board.

Cooperation with Potential New Nominees

           The Committee recognizes the responsibilities and potential liabilities assumed by a director. Accordingly, the Committee expects that any potential new nominee to the Board will wish to conduct certain interviews with Management and make certain investigations and inquiries regarding the Company. To the extent reasonable, as determined by the Committee, once the Committee has decided that it will or is reasonably likely to recommend a potential new nominee, the Committee will cooperate with and assist such potential new nominee in completing his or her due diligence on the Company, the Board and Management.

Recommendation of Nominees

           As a final stage, the Committee will recommend to the Board the person or persons it believes should be nominated for election to the Board or, in the event of a vacancy to be filled by the Board, should be appointed to the Board. With respect to each new nominee being recommended by the Committee for inclusion on the Company’s proxy, the Committee will report to the Board the category of person(s) who initially recommended each new nominee (i.e. shareholder, non-management director, independent director, Chief Executive Officer, other executive officer of the Company, third-party search firm or other). In making its final recommendations to the Board regarding those persons who could be nominated for election to the Board, the Committee shall recommend only those persons who have consented to such nomination. The final slate of nominees to be included in the proxy solicited by the Board shall be approved by the Board as a whole, based on the recommendation of the Committee.

Unexpected Vacancies

           When unexpected vacancies on the Board arise, the final identification and development of a replacement cannot be expected to occur immediately. Unless there is an immediate need for such vacancy to be filled, the Committee will generally follow the processes described above and not an abbreviated process designed to recommend a nominee to serve as an interim director.

EXHIBIT A

CRITERIA FOR EVALUATING

POTENTIAL NOMINEES FOR ELECTION TO THE
BOARD OF DIRECTORS

Nominee has presented indicia satisfactory to the Committee that:

1.	Representation of Stockholders. Nominee clearly recognizes that the role of a director is to represent the interests of the Company and its stockholders. Nominee understands the difference between the function of the Board and that of Company management.

2.	Judgment and Knowledge. Nominee demonstrates judgment and knowledge in the ability to assess Company strategy, business plans, management evaluation, and other key issues. Nominee demonstrates competency in the following areas as applicable: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) international markets; (vii) business strategy; (viii) crisis management; (ix) corporate governance; or (x) risk management.

3.	Meaningful Participation. Nominee manifests confidence and willingness to express ideas and engage in constructive discussion. Nominee will actively participate in decision-making, be willing to make tough decisions, and will demonstrate diligence and faithfulness in attending Board and committee meetings.

4.	Communications. Nominee will foster free flowing communication within the Board and with Company management. Nominee will serve as a good sounding board for the CEO. Nominee will be willing to challenge the Board/ Board committee and the CEO, will ask insightful questions and will raise thought-provoking perspectives. Nominee will be willing to hold management accountable for performance and results, but will also be mindful not to get overly involved in operational details and the management process. Nominee evidences characteristics that will enable him/her to be part of team which works well while not necessarily always agreeing. Nominee demonstrates the ability to listen with an open mind.

5.	Suitability. Nominee has the ability to fulfill legal and fiduciary responsibilities. Nominee will cooperate with management and Company employees, when applicable, regarding requests for information in completing public filings or responding to regulatory inquiries. Nominee undertakes to make the appropriate time commitment for Board service.(2) Nominee demonstrates no conflicts of interest and satisfies applicable requirements for “independence” as set forth in the Company’s Corporate Governance Guidelines, taking into consideration needs for rotation of, or additional, members of the various Board committees.(3)

6.	Expertise. Nominee makes individual expertise available to the Board. Nominee is willing to respond to appropriate requests of the CEO outside of Board meetings for advice and support.

7.	Vision and Leadership. Nominee understands, or demonstrates an ability to understand, Company philosophy and strategy. Nominee is oriented toward the future, and sensitive to future direction of industry. Nominee understands, or demonstrates an ability to understand, the Company’s short-

(2)   In considering a nominee’s ability to make the appropriate time commitment for Board service, the Committee shall consider the committee(s) of the Board on which such nominee will be expected to serve as well as the nature of and time involved in such nominee’s service on other boards, including any committee(s) thereof.
(3)   Although NYSE definitions of “independence” focus principally on employment, family and business relationships, other kinds of relationships including charitable donations and close personal relationships between directors or between directors and Management may affect a director’s actual or perceived independence. Moreover, even a director with no visible ties to Management is not truly independent if he or she is unable or unwilling to consider matters before the Board with objectivity and impartiality, exercise independent judgment about Management’s actions and competence, challenge Management’s ideas and vote against them when warranted, and commit to review and discuss all proposals of importance to the Company. The Committee will consider such less tangible indicia of “independence” when evaluating potential nominees.

and long-term goals and objectives, the Company’s business and the Company’s competitors. Nominee will support the Company’s mission and values and will be open, honest and direct. Nominee evidences ability to think through who the management of the Company should consist of and what they should do.

8.	Professional Status. Nominee maintains standing and reputation in the business, professional and social communities in which such nominee operates. Nominee will appropriately represent the Company in all such communities.

DEL MONTE FOODS COMPANY

PROXY/VOTING INSTRUCTIONS CARD

This proxy is solicited on behalf of the Board of Directors of Del Monte Foods Company, for the Annual Meeting of Stockholders to be held on September 30, 2004.

     The undersigned stockholder of Del Monte Foods Company hereby appoints David L. Meyers and James Potter and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Del Monte Foods Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 30, 2004 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before the Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof.

(Continued and to be signed on the reverse side.)
Address Change. (Please mark box on reverse side and provide new address below.)

DEL MONTE FOODS COMPANY P.O. BOX 11051 NEW YORK, N.Y. 10203-0051
To include any comments, please mark this box.	☐

If you are planning to ATTEND THE MEETING, please mark this box.	☐

▼ DETACH PROXY CARD HERE ▼

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” all nominees in proposal 1 and “FOR” proposal 2.
1. To elect two Class I Directors to hold office for a three-year term.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees: Joe L. Morgan and David R. Williams
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN

2. To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as Del Monte Foods Company’s independent auditors for its fiscal year ending May 1, 2005.	☐	☐	☐

To change your address, please mark this box and provide new address on reverse side.	☐

     S C A N     L I N E

In their discretion, the Proxies are authorized to vote upon such other matters of which Del Monte Foods Company does not have advance notice that may properly come before such Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Meeting and any and all postponements or adjournments thereof. Please sign exactly as your name appears on the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date	Share Owner sign here	Co-Owner sign here